EXHIBIT C
Execution Version
Confidential Information Redacted*

MARGIN LOAN AGREEMENT
dated November 25, 2009
by and between
NEW-WAVE INVESTMENT HOLDING COMPANY LIMITED,
as Borrower,
and
MERRILL LYNCH INTERNATIONAL,
as Lender

*	Certain portions of this Exhibit have been omitted based upon a request for confidential treatment. The omitted portions have been filed separately with the SEC.

TABLE OF CONTENTS

		Page

ARTICLE I DEFINITIONS, ACCOUNTING TERMS AND RULES OF CONSTRUCTION		1
SECTION 1.01.	Certain Defined Terms	1
SECTION 1.02.	Computation of Time Periods	8
SECTION 1.03.	Accounting Terms	8
SECTION 1.04.	Principles of Construction	8

ARTICLE II AMOUNTS AND TERMS OF THE ADVANCES		9
SECTION 2.01.	The Advance	9
SECTION 2.02.	Making the Advance	9
SECTION 2.03.	Term and Termination of Facility	9
SECTION 2.04.	Repayment of Advance	9
SECTION 2.05.	Interest and Fees	9
SECTION 2.06.	Maximum Interest	10
SECTION 2.07.	Interest Rate Determinations	10
SECTION 2.08.	Prepayments of Advance; Withdrawal of Collateral	10
SECTION 2.09.	Increased Costs	13
SECTION 2.10.	Payments and Computations	14
SECTION 2.11.	Taxes	14
SECTION 2.12.	Illegality	15
SECTION 2.13.	Evidence of Indebtedness	15

ARTICLE III CONDITIONS OF CLOSING		16
SECTION 3.01.	Conditions Precedent to Closing	16

ARTICLE IV REPRESENTATIONS AND WARRANTIES		18
SECTION 4.01.	Representations and Warranties of Borrower	18

ARTICLE V COVENANTS OF BORROWER		21
SECTION 5.01.	Affirmative Covenants	21
SECTION 5.02.	Negative Covenants	23

ARTICLE VI EVENTS OF DEFAULT		25
SECTION 6.01.	Events of Default	25

ARTICLE VII MISCELLANEOUS		27
SECTION 7.01.	Amendments, Etc.	27
SECTION 7.02.	Notices, Etc.	27
SECTION 7.03.	No Waiver; Remedies	29
SECTION 7.04.	Rehypothecation	29
SECTION 7.05.	Costs, Expenses and Indemnification	29
SECTION 7.06.	Assignments	30
SECTION 7.07.	Governing Law; Submission to Jurisdiction	30
SECTION 7.08.	Severability	32
SECTION 7.09.	Counterparts; Integration; Effectiveness	32
SECTION 7.10.	Survival	32
SECTION 7.11.	Confidentiality	32
SECTION 7.12.	No Fiduciary Relationship	33
SECTION 7.13.	Right of Setoff	32

i

		Page

SECTION 7.14.	Judgment Currency	33
SECTION 7.15.	Headings Descriptive	33
SECTION 7.16.	Entire Agreement	34
EXHIBITS
Exhibit A — Form of Pledge and Control Agreement
Exhibit B — Form of Consent Letter
Exhibit C — Form of Comfort Letter
Exhibit D — Form of Compliance Certificate
Exhibit E — Form of Promissory Note
Exhibit F — Form of Withdrawal Certificate

ii

MARGIN LOAN AGREEMENT
     This MARGIN LOAN AGREEMENT is entered into as of November 25, 2009, by and between NEW-WAVE INVESTMENT HOLDING COMPANY LIMITED, a corporation formed under the laws of the British Virgin Islands (“Borrower”), and MERRILL LYNCH INTERNATIONAL (“Lender”).
     In consideration of the mutual agreements, provisions and covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS, ACCOUNTING TERMS AND RULES OF CONSTRUCTION
SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “Advance” has the meaning specified in Section 2.01.
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies or the investment management policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” means this Margin Loan Agreement.
     “Alternate Rate” means Federal Funds Rate plus 0.15% (15 basis points).
     “BAC-ML Entity” means Bank of America Corporation, Merrill Lynch & Co., Inc. or any Affiliate thereof.
     “Bankruptcy Code” means the Federal Bankruptcy Code of 1978, Title 11 of the United States Code.
     “Base Rate” means LIBOR plus the Spread; provided, however, if LIBOR is for whatever reason unavailable, Base Rate shall mean the Alternate Rate plus the Spread.
     “Benefit Plan” means (a) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, (b) a “Plan” within the meaning of Section 4975(e)(1) of the Code, or (c) an entity the underlying assets of which include assets of employee benefit plans or plans as a result of investments by such plans in the entity pursuant to Department of Labor Regulation Section 2510.3-101.
     “Board” means the Board of Governors of the Federal Reserve System (or any successor).
     “Borrower” has the meaning specified in the preamble hereto.
     “Business Day” means any day on which the New York Stock Exchange is open and conducting business.
     “BVI” means the British Virgin Islands.

     “Cash” means, as of any time, all cash in Dollars on deposit in the Collateral Account.
     “Change in Key Management” means that Charles Guowei Chao ceases to be a manager, principal or executive officer of Borrower or ceases to have substantial involvement in the day-to-day operations of Borrower.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Change of Control” shall be deemed to have occurred at such time after the Closing Date that (a) the Principal ceases to be, directly, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of a majority of the outstanding ordinary shares of Borrower or otherwise ceases to have the sole power to direct or cause the direction of the management or policies of Borrower, or (b) a “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Exchange Act) other than the Principal becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than five percent (5%) (or fifteen percent (15%) after the Closing Date) of the outstanding ordinary shares of Borrower.
     “China” means the People’s Republic of China.
     “Closing Date” means the earliest date on which the conditions precedent to the obligation of Lender to make the Advance shall have been satisfied or waived in accordance with this Agreement.
     “Code” means the U.S. Internal Revenue Code of 1986.
     “Collateral” means the “Collateral” as defined in the Pledge Agreement
     “Collateral Account” has the meaning ascribed thereto in the Pledge Agreement.
     “Comfort Letter” means a comfort letter from SINA in the form attached hereto as Exhibit C.
     “Compliance Certificate” means a compliance certificate in the form of Exhibit D attached hereto, containing the information required therein, and signed by a Responsible Officer of Borrower.
     “Confidential Information” means all information received from Borrower or any Affiliate of Borrower on any of their respective businesses, other than any such information that is available to Lender on a nonconfidential basis prior to disclosure by Borrower or any of its Affiliates, provided that, in the case of information received from Borrower or any of its Affiliates after the date hereof, such information is clearly identified as confidential at the time of delivery. A Person required to maintain the confidentiality of Confidential Information as provided in this Agreement is a “Confidential Person”. Any Confidential Person shall be considered to have complied with its obligation to do so if such Confidential Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Confidential Person would accord to its own confidential information.
     “Consent Letter” means a consent letter from SINA in the form attached hereto as Exhibit B.
     “Cure LTV Ratio” means an LTV Ratio of 45%.

     “Cure Time” has the meaning specified in Section 2.08(c).
     “Custodian” means the party so specified under the Pledge Agreement, including any successor thereto.
     “Customer Agreement” means any and all agreements with respect to any customer, collateral, or prime brokerage between Borrower and a BAC-ML Entity.
     “Debt” of any Person means (a) indebtedness of such Person for borrowed money, (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) obligations of such Person to pay the deferred purchase price of property or services, (d) capital lease obligations of such Person, (e) Debt of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person, (f) the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (g) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interest in such Person or any other Person or any warrant, right or option to acquire such equity interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (i) all obligations of such Person created or arising under any conditional sale or other title retention agreement or incurred as financing, (j) the net obligations of such Person under derivative transactions (including, but not limited to, under Swap Agreements), hedging, option, forwards, repurchase, or commodity transactions, and (k) obligations of such Person under a Guaranty of Debt of others of the kinds referred to in clauses (a) through (j) above.
     “Debt Service Amount” means an amount requested by Borrower to be funded by Lender, from the proceeds of the Advance, directly into the Collateral Account; such amount to be held in the Collateral Account and used solely for the payment of interest and fees accruing pursuant to Section 2.05.
     “Default” means an event that, with notice or lapse of time or both, would become an Event of Default.
     “Dollars” and “$” mean the lawful currency of the United States of America.
     “Eligible Collateral” means Cash (other than Debt Service Amount), the SINA Shares, and other assets acceptable to Lender in its sole and absolute discretion, in each case, that are held in the Collateral Account; provided that the SINA Shares included as Eligible Collateral shall not exceed the lesser of (a) 5,600,000 shares or (b) 9.4% of the total issued and outstanding common stock of SINA.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “Events of Default” has the meaning specified in Section 6.01.
     “Excess Amount” means an amount equal to the difference between the Facility Limit and the Total Loan Amount.
     “Exchange Act” means the Securities Exchange Act of 1934.
     “Exchange Business Day” means any day on which the NASD is open for trading during its regular trading session.

     “Excluded Taxes” means any Tax or Taxes to the extent (a) based on or measured by overall gross or net income (however denominated), and franchise Taxes imposed on it (in lieu of income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which Lender is organized (or is resident for tax purposes) or in which its principal office is located or in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction described in clause (a) above, and (c) in the case of a Foreign Lender that is an assignee of a Lender, any withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto except to the extent that such assignor would have been entitled to gross up payments with respect to such withholding Tax had such transfer not occurred.
     “Facility” means the credit facility contemplated by this Agreement.
     “Facility Documents” means, collectively, this Agreement, the Pledge Agreement, the Customer Agreement, the Consent Letter, the Comfort Letter, the Rule 144 Rider, and each other agreement or instrument executed or delivered in connection herewith or therewith.
     “Facility Limit” means $70,000,000 or such lesser amount requested by Borrower on the Closing Date.
     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by Lender from three federal funds brokers of recognized standing selected by it.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Borrower is a resident for tax purposes. For purposes of this definition, the United States of America, each State thereof, and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “GAAP” means United States generally accepted accounting principles consistently applied as in effect on the date hereof; provided that for purposes of the financial statements required to be delivered pursuant to this Agreement, “GAAP” means United States generally accepted accounting principles as in effect from time to time if, and only if, such financial statements are accompanied by a reconciliation between generally accepted accounting principles in effect on the date hereof and those used in the preparation of those financial statements.
     “Governmental Authority” means the government of the United States of America, the United Kingdom, BVI, or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Guaranty” by any Person means any obligation of such Person guaranteeing or in effect guaranteeing any Debt of another Person, including, but not limited to, any obligation of such Person to purchase or pay (or supply or advance funds for the purchase or payment of) such Debt (whether arising by virtue of a partnership agreement, agreement to keep-well, to purchase property or assets or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or any obligation incurred for the purpose of assuring the holder of such Debt of the payment thereof in whole or in part; provided that the term “Guaranty” shall not include any endorsement of an instrument for deposit or collection in the ordinary course of business.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitee” has the meaning specified in Section 7.05(b).
     “Initial Maximum LTV Ratio” means an LTV Ratio of [***].
     “Judgment Currency” has the meaning specified in Section 7.14.
     “Law” means any constitution, treaty, convention, statute, law, code, ordinance, decree, order, rule, regulation, guideline, interpretation, direction, policy or request, or judicial or arbitral decision, of a Governmental Authority.
     “Lender” has the meaning specified in the preamble hereto.
     “Lending Office” means London, England, or such other office of Lender as Lender may from time to time specify in writing to Borrower.
     “LIBOR” means the rate per annum for deposits in Dollars for a period of one (1) month as appearing on Reuters Screen LIBOR01 Page (or any successor screen) as determined for each Business Day at approximately 11:00 a.m. London time two (2) Business Days before the date in question; provided, that if such rate is not available on such screen (or on any successor screen), then Lender shall determine LIBOR by requesting a quotation therefor from each of three major banks in the London interbank market and (as long as at least two such quotations have been obtained) averaging such quotations (rounding upward, if necessary, to the nearest 1/100 of one percent (1%)).
     “Lien” means any lien, pledge, security interest, repurchase obligation, or other charge or encumbrance of any kind, or any other type of preferential arrangement including, but not limited to, the lien or retained security title of a conditional vendor and the interest of a lessor under a lease intended as security (but not including the interest of a lessor under any capital lease obligation).
     “LTV Breach” means at any time the LTV Ratio exceeds the Maximum LTV Ratio.
     “LTV Breach Notice” has the meaning specified in Section 2.08(c).
     “LTV Ratio” means, as of any date of determination, the quotient (expressed as a percentage) of the Total Accrued Loan Amount divided by the Value of the Eligible Collateral.
     “Market Price” means, as of any time of determination, with respect to each SINA Share, the lesser of (a) the average closing share price of the common stock of SINA for the immediately preceding ten (10) consecutive Exchange Business Days, and (b) the closing share price of the common stock of SINA on the immediately preceding Exchange Business Day.
     “Material Adverse Effect” means a material adverse effect on (a) the ability of Borrower to perform any of its obligations under any of the Facility Documents, (b) the legality, validity or enforceability of any provision of this Agreement or any other Facility Document, (c) the business, condition (financial or otherwise), assets, prospects, or results of operations of Borrower, or (d) the Value of, or the priority of Lender’s security interest in, the Collateral securing the obligations of Borrower under this Agreement, in each case, as determined by Lender in its sole discretion.
     “Maturity Date” means the first anniversary of the Closing Date, unless terminated earlier pursuant to the terms of this Agreement.
     “Maximum Lawful Rate” has the meaning specified in Section 2.06(b).
     “Maximum LTV Ratio” means an LTV Ratio of [***].
     “Obligations” means the Advance to, and all debts, liabilities, obligations, covenants and duties of, Borrower arising under any Facility Document or otherwise with respect to the Advance, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower of any proceeding under any debtor relief laws naming Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “Organizational Documents” means, as applicable, for any Person, such Person’s articles or certificate of incorporation, by-laws, memorandum and articles of association, partnership agreement, trust agreement, certificate of limited partnership, articles of organization, certificate of formation, shareholder agreement, voting trust agreement, operating agreement, subscription agreement, limited liability company agreement and/or analogous documents, as amended, modified or supplemented from time to time.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Facility Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Facility Document.
     “Permitted Encumbrances” means (a) Liens imposed by Law for taxes that are not yet due or are being contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with GAAP have been taken, and (b) rights of setoff and other customary Liens of banks and financial institutions (including the Custodian under the Pledge Agreement).
     “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
     “Pledge Agreement” means that certain Pledge and Control Agreement, dated as of the Closing Date, among Borrower, Lender, and a BAC-ML Entity as custodian, substantially in the form of Exhibit A attached hereto.
     “Principal” means Charles Guowei Chao.
     “Regulation T” means Regulation T issued by the Board.
     “Regulation U” means Regulation U issued by the Board.
     “Regulation X” means Regulation X issued by the Board.

     “Regulatory Event” means (a) any investigation made or proceeding commenced by any Governmental Authority for a violation or breach of any material Laws by Borrower or (b) the revocation, suspension or termination of any license, permit or approval held by Borrower that, in the reasonable judgment of Lender, is necessary for the conduct of Borrower’s business.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Responsible Officer” of a Person means its chief executive officer or its chief financial officer (whether or not the Person performing such duties is so designated) or any authorized designee thereof.
     “Rule 144” means Rule 144 under the Securities Act of 1933.
     “Rule 144 Rider” means a certification by Borrower in favor of Lender regarding the SINA Shares in form and substance agreed to by Lender and Borrower.
     “Securities” has the meaning specified in Section 8-102(a)(15) of the New York Uniform Commercial Code as in effect on the date hereof.
     “Set-off Party” has the meaning specified in Section 7.13.
     “SINA” means SINA Corporation, a Cayman Islands corporation, and its successors and assigns.
     “SINA Shares” means the ordinary shares of SINA issued by SINA to Borrower pursuant to the Subscription Agreement.
     “Spread” means [***].
     “Stated Rate” has the meaning specified in Section 2.06(b).
     “Subscription Agreement” means that certain Share Subscription Agreement between SINA and Borrower dated September 21, 2009, as amended.
     “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
     “Swap Agreement” means any “swap agreement” as defined in Section 101(53B) of the Bankruptcy Code, or any successor provision.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

     “Total Accrued Loan Amount” means, at any time, the aggregate outstanding principal amount of the Advance plus all accrued unpaid interest in respect thereof.
     “Total Loan Amount” means, at any time, the aggregate outstanding principal amount of the Advance.
     “Value” means: (a) with respect to Cash, 100% of such Cash; and (b) with respect to the SINA Shares or any other assets, on any date of determination, the value of such SINA Shares or such other assets as determined by Lender in its sole discretion (but, as of the date of the Advance or any withdrawals or substitutions of Collateral, the value of each such asset after giving effect to the applicable LTV Ratio shall not exceed the permitted “Maximum Loan Value” (as defined in Section 221.7 of Regulation U) for such assets); provided, however, to the extent SINA has filed the registration statement in the form and substance contemplated by the Consent Letter in accordance with the terms thereof, such registration statement has been declared and remains effective by all applicable Governmental Authorities, and SINA is current in all of its public filing requirements with all applicable Governmental Authorities, then the value of each SINA Share shall be determined based on (i) the Market Price, or (ii) where Lender determines that the Market Price does not accurately reflect the value of such SINA Share on the basis of material information that is not available to the public or, if so available, that has not been adequately or appropriately taken into account by investors trading in the common stock of SINA, the value of such SINA Share as determined by Lender in its commercially reasonable discretion. For the avoidance of doubt, any prior “Value” assigned by Lender to the SINA Shares or any other assets shall not serve to establish a “course of conduct” by Lender or otherwise restrict the ability of Lender to assign a different “Value” to the SINA Shares or such other assets as of a later date of determination.
     “Withdrawal Certificate” means a certificate in the form of Exhibit F attached hereto, containing the information required therein, and signed by a Responsible Officer of Borrower.
SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding.”
SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Facility Document, and either Borrower or Lender shall so request, Lender and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
SECTION 1.04. Principles of Construction. All references to Sections, Schedules, Exhibits, and Appendices are to Sections, Schedules, Exhibits, and Appendices in or to this Agreement unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to agreements and other contractual instruments shall be deemed to include subsequent amendments, permitted assignments and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of any Facility Document. Furthermore, any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES
SECTION 2.01. The Advance. Lender agrees, on the terms and conditions herein set forth, to make a single term loan (the “Advance”) on the Closing Date to Borrower in Dollars upon Borrower’s request, in an amount equal to the lesser of (a) the Facility Limit and (b) the product of the Initial Maximum LTV Ratio times the Value of the Eligible Collateral. Any amount borrowed and repaid or prepaid under this Agreement may not be reborrowed. SECTION
2.02. Making the Advance. The execution of this Agreement by Borrower shall constitute Borrower’s irrevocable instructions to Lender to make the Advance on the Closing Date, and such instructions shall be binding on Borrower. Borrower shall indemnify Lender against any loss, cost or expense reasonably incurred by Lender or its Affiliates as a result of any failure by Borrower to borrow such Advance (including, without limitation, as a result of Borrower’s failure to fulfill, on or before the Closing Date, the applicable conditions set forth in Article III) and the liquidation or re-employment of deposits or other funds acquired by Lender to fund the Advance to be made by Lender as part of such borrowing. A certificate of Lender as to the amount of such losses, costs and expenses, submitted to Borrower by Lender and showing in reasonable detail the basis for the calculation thereof, shall be conclusive as to the amount of such losses, costs and expenses, absent manifest error.
SECTION 2.03. Term and Termination of Facility.
     (a) Term of Facility. The term of this Agreement shall commence on the Closing Date and shall mature on the Maturity Date.
     (b) Termination by Borrower. Borrower shall have the right, (i) upon at least five (5) Business Days notice to Lender, or (ii) upon such other notice period as mutually agreed to by Lender and Borrower, to permanently terminate in full (but not in part) the Facility so long as, on the effective date of such termination, all Obligations are paid in full as of such date. Once such Facility termination has occurred, the Facility may not be reinstated and shall cease to have further effect (except as otherwise provided in Section 7.10).
SECTION 2.04. Repayment of Advance. Borrower shall repay the principal amount of the Advance, and the Advance shall mature, on the Maturity Date.
SECTION 2.05. Interest and Fees.
     (a) Ordinary Interest. Borrower shall pay interest on the unpaid principal amount of the Advance, from the date of such Advance until such principal amount shall be paid in full, at a rate per annum equal to the Base Rate as determined below, payable quarterly on the last day of such calendar quarter and on the date of each payment or prepayment of the principal thereof. The Base Rate shall be computed daily by Lender based on (i) LIBOR as of the day of computation, plus the Spread and (ii) a year of 360 days and actual days elapsed in the period for which interest is payable. To the extent that LIBOR is unavailable, the Base Rate shall be computed daily by Lender based on (i) the Alternate Rate, plus the Spread and (ii) a year of 360 days and actual days elapsed in the period for which interest is payable.

     (b) Default Interest. Notwithstanding the foregoing, if any Event of Default shall have occurred, Borrower shall pay, on demand (and in any event in arrears on the date such amount shall be due and payable hereunder) interest on:
     (i) the unpaid principal amount of the Advance, at a rate per annum equal at all times to two percent (2%) per annum above the Base Rate; and
     (ii) the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, at a rate per annum equal at all times to two percent (2%) per annum above the Base Rate.
     (c) Facility Fee. Borrower shall pay to Lender in Dollars a facility fee equal to the product of (i) 0.75% times (ii) the Facility Limit. Such facility fee shall be due and payable on the earliest of (x) May 15, 2010, (y) the Maturity Date, and (z) the day all of the outstanding Advance is repaid or prepaid, and be nonrefundable for any reason whatsoever.
SECTION 2.06. Maximum Interest.
     (a) In no event shall the interest charged with respect to the Advance or any other obligations of Borrower hereunder exceed the maximum amount permitted under the Laws of the State of New York or of any other applicable jurisdiction.
     (b) Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable for the account of Lender hereunder (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable Law to be charged by Lender (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable for the account of Lender shall be equal to the Maximum Lawful Rate; provided, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, Borrower shall, to the extent permitted by Law, continue to pay interest for the account of Lender at the Maximum Lawful Rate until such time as the total interest received by Lender is equal to the total interest which Lender would have received had the Stated Rate been (but for the operation of this provision) the interest rate payable. Thereafter, the interest rate payable for the account of Lender shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply.
     (c) In no event shall the total interest received by Lender exceed the amount which Lender could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate.
     (d) If Lender has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Advance or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrower.
SECTION 2.07. Interest Rate Determinations. Upon the request of Borrower, Lender shall give notice to Borrower of the applicable interest rates determined by Lender for the purposes of Section 2.06.
SECTION 2.08. Prepayments of Advance; Withdrawal of Collateral.

     (a) Borrower may at any time prepay the outstanding principal amount of the Advance, in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid, upon irrevocable notice thereof. Except for any prepayment in respect of the net cash proceeds of a Permitted Sale, such notice shall be given to Lender by Borrower not later than 11:00 a.m. (New York City time) on the date two (2) Business Days prior to the date of any such prepayment; provided, however, that, except for any prepayment in respect of the net cash proceeds of a Permitted Sale, each partial prepayment of any borrowing shall be in an aggregate principal amount of not less than $5,000,000.
     (b) If the Total Loan Amount at any time is greater than the Facility Limit, the Excess Amount shall be due and payable to Lender by Borrower on or before the Cure Time (as hereinafter defined).
     (c) If an LTV Breach occurs, Lender may notify Borrower of the occurrence of such LTV Breach (such notice, an “LTV Breach Notice”) and the Borrower shall, on or before the Cure Time, either (i) prepay a portion of the Total Loan Amount or (ii) deliver to Lender Eligible Collateral that is satisfactory to Lender, in its sole discretion, in such amount as shall be necessary so that after giving effect to such payment or the Value of the additional Eligible Collateral the LTV Ratio shall be equal to or less than the Cure LTV Ratio. As used in this Section 2.08, “Cure Time” means 9:00 a.m. (New York City time) on the Business Day immediately following the Business Day on which the LTV Breach Notice is delivered by Lender to Borrower.
     (d) Withdrawal of Collateral. Borrower shall not be permitted to withdraw any Collateral from the Collateral Account except that Borrower shall be permitted to withdraw Collateral, from the Collateral Account on any Exchange Business Day if all of the following conditions are met:
     (i) Borrower delivers an executed Withdrawal Certificate by a Responsible Officer to Lender on or before 9:00 a.m (New York City time) on the Exchange Business Day of the requested date of the withdrawal;
     (ii) No Default or Event of Default has occurred or would occur after giving effect to the Withdrawal;
     (iii) All representation and warranties in the Facility Documents are true and correct in all material respects as of the date of the requested withdrawal as if made on such date, except to the extent such representations and warranties relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; and
     (iv) Immediately after giving effect to such withdrawal, the LTV Ratio is less than or equal to the Initial Maximum LTV Ratio; provided that for purposes hereof, in calculating the LTV Ratio, the Value of each SINA Share shall not exceed the Market Price as of the date of determination.
     (e) Sale of SINA Shares. Borrower shall not be permitted to sell any SINA Shares constituting Collateral except that Borrower may sell SINA Shares if all of the following conditions are satisfied (a “Permitted Sale”):
     (i) Borrower shall provide notice of the proposed Permitted Sale to Lender (A) at least two (2) Business Days prior to the proposed Permitted Sale if the requested

Permitted Sale is not made to cure an LTV Breach, or (B) on the Exchange Business Day of the date of the requested Permitted Sale if the requested Permitted Sale is made to cure an LTV Breach (provided that (I) such request shall not serve to extend the applicable Cure Time and (II) Lender shall only be required to use commercially reasonable efforts to facilitate such a sale based on timing of notice given to Lender prior to such proposed Permitted Sale), and such notice shall specify the amount of SINA Shares being sold, the date of the proposed Permitted Sale, and such other customary transfer information for the sale of Securities;
     (ii) The proposed Permitted Sale shall be consummated on the same day as the withdrawal of the applicable SINA Shares and the sale shall occur on delivery versus payment;
     (iii) The SINA Shares subject to the proposed Permitted Sale shall not be released as Collateral until all of the net sale proceeds are deposited in the Collateral Account;
     (iv) No Default or Event of Default has occurred or would occur after giving effect to the proposed Permitted Sale and such Permitted Sale shall comply with all applicable Laws; and
     (v) Immediately after giving effect to such sale and the application of any net cash proceeds of such sale, the LTV Ratio is less than or equal to (A) the Initial Maximum LTV Ratio if the Permitted Sale is not made to cure an LTV Breach and (B) the Cure LTV Ratio if the Permitted Sale is made to cure an LTV Breach.
Borrower hereby expressly authorizes Lender to immediately apply any net cash proceeds from a Permitted Sale to the prepayment of the Obligations in the order and manner set forth in Section 2.10(c) of this Agreement.
Any withdrawal or sale of Collateral made in accordance with Section 2.08(d) or (e) shall be promptly released from the Lien of Lender under the Pledge Agreement and Lender shall take such actions as reasonably requested by Borrower to evidence such release, including issuing any direction to Custodian to release such Collateral; provided, however, that neither Lender nor Custodian shall be under any obligation to release any share certificate or blank stock powers, or otherwise reflect the release of any Collateral, until such time as Borrower has provided Custodian with replacement share certificates and blank stock powers attributable to all SINA Shares remaining in the Collateral Account after giving effect to any such withdrawal or sale; provided further, that any SINA Shares withdrawn in accordance with Section 2.08(d) will not be given any Value if offered in satisfaction of any LTV Breach, unless they have been redelivered to Lender as Collateral prior to any LTV Breach.
     (f) Prior to depositing any Dollars in the Collateral Account (other than the Debt Service Amount or cash proceeds attributable to a Permitted Sale), Borrower shall deliver to Lender, at least one (1) Business Day prior to such deposit, a notice setting forth the amount of the deposit and authorizing such Dollars to be applied as a prepayment of the Obligations.

SECTION 2.09. Increased Costs.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender;
     (ii) subject Lender to any tax of any kind whatsoever with respect to this Agreement, or the Advance made by it, or change the basis of taxation of payments to Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.11 and the imposition of, or any change in the rate of, any Excluded Tax payable by Lender); or
     (iii) impose on Lender or the London interbank market any other condition, cost or expense affecting this Agreement or the Advance made hereunder;
and the result of any of the foregoing shall be to increase the cost to Lender, or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount) then, upon request of Lender, Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If Lender determines that any Change in Law affecting Lender or any Lending Office of Lender or Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement, the Advance made by Lender, to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered; provided, however, that upon Borrower’s receipt of notice of such additional payments, Borrower shall have the right to permanently terminate in full (but not in part) the Facility (in accordance with Section 2.03(b)), provided that the principal amount of the Advance, all accrued and unpaid interest thereon, and all other amounts due and payable hereunder are paid in full as of such date, and there is no Default or Event of Default which has occurred. Once the Facility has been terminated by Borrower in accordance with this Section 2.09, the Facility may not be reinstated and shall cease to have further effect (except as otherwise provided in Section 7.10).
     (c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender’s right to demand such compensation.

SECTION 2.10. Payments and Computations.
     (a) Borrower shall make each payment hereunder, without set-off, counterclaim or other defense, not later than 1:00 p.m. (New York City time), on the day when due in Dollars to Lender in immediately available funds to such account as Lender may from time to time specify to Borrower in writing.
     (b) Whenever any payment hereunder would be due on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or any fees, as the case may be.
     (c) All payments (including, without limitation, prepayments and any other amounts received hereunder in connection with the exercise of Lender’s rights after an Event of Default) made by Borrower to Lender under any Facility Document shall be applied to amounts then due and payable in the following order: (i) to any expenses and indemnities payable by Borrower to Lender under any Facility Document; (ii) to any accrued and unpaid interest and fees due under this Agreement; (iii) to principal payments on the outstanding Advance; (iv) to the extent of any excess, to the payment of all other obligations under the Facility Documents; and (v) to the extent of any excess, to Borrower.
SECTION 2.11. Taxes.
     (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower hereunder or under any other Facility Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes, provided that if Borrower shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section) Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.
     (b) Payment of Other Taxes by Borrower. Without limiting the provisions of clause (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.
     (c) Indemnification by Borrower. Borrower shall indemnify Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Lender for the account of Borrower, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error.
     (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.
     (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder shall deliver to the Borrower, at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.
     (f) Treatment of Certain Refunds. If a Lender determines, in its sole discretion, that it has actually received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.11, it shall promptly pay to Borrower an amount equal to such refund plus any interest paid thereon by the relevant Governmental Authority (but only to the extent of the aggregate indemnity payments made, or additional amounts paid, by Borrower under this Section 2.11 on account of the Taxes or Other Taxes giving rise to such refund), reduced by all out-of-pocket expenses of Lender, and by the amount of any Taxes payable by Lender in connection with its receipt of such refund and interest, provided that Borrower, upon the request of Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Lender in the event Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.
SECTION 2.12. Illegality. Notwithstanding any other provision of this Agreement, if Lender shall notify Borrower that any Change in Law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for Lender to perform its obligations to make the Advance hereunder, the obligation of Lender to make the Advance shall be terminated and the Advance, all interest thereon and all other amounts payable under this Agreement to Lender shall become due and payable.
SECTION 2.13. Evidence of Indebtedness.
     (a) No promissory note shall be required to evidence the Advance by Lender to Borrower. Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to Lender resulting from the Advance made by Lender, including the amounts of principal and interest payable and paid to Lender from time to time hereunder.
     (b) The entries maintained in the accounts maintained pursuant to clause (a) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay such obligations in accordance with their terms. Upon the request of Lender, Borrower shall execute and deliver to Lender a note in the form of Exhibit E, which shall evidence the Advance in addition to such records.

ARTICLE III
CONDITIONS OF CLOSING
SECTION 3.01. Conditions Precedent to Closing. The obligation of Lender to make the Advance hereunder is subject to the fulfillment or waiver, to the satisfaction of Lender, of each of the following conditions on or before the Closing Date:
     (a) Lender shall have received each of the following documents or evidence thereof, duly executed, each (unless otherwise specified below) dated the Closing Date and in form and substance satisfactory to Lender:
     (i) this Agreement and each other Facility Document;
     (ii) certified copies of (w) the Organizational Documents of Borrower (in each case, including any amendments or supplements thereto), (x) the resolutions of the directors of Borrower authorizing and approving the making and performance by Borrower of this Agreement and the other Facility Documents and the borrowing of the Advance, (y) documents evidencing all other necessary company action, governmental approvals and third-party consents, if any, with respect to this Agreement, the Pledge Agreement and any other Facility Document, and (z) the Subscription Agreement;
     (iii) a certificate from a Responsible Officer of Borrower certifying the names and true signatures of such Person authorized to sign the applicable Facility Document to be delivered hereunder;
     (iv) a certificate evidencing the good standing of Borrower, in its jurisdiction of formation and each other jurisdiction where it is qualified to do business dated a date not earlier than fifteen (15) Business Days prior to the Closing Date;
     (v) (i) opinion of counsel to Borrower with respect to the laws of the State of New York, (ii) opinions of counsel to Lender with respect to the laws of BVI, the United Kingdom and China, and (iii) a copy of the Cayman opinion delivered under Section 6.01(c) of the Subscription Agreement;
     (vi) the Rule 144 Rider;
     (vii) the Consent Letter and the Comfort Letter;
     (viii) the original certificates evidencing sufficient SINA Shares to cause the LTV Ratio to be no greater than the Initial Maximum LTV Ratio, together with duly executed stock transfer powers in blank;
     (ix) evidence that SINA has obtained all consents, approvals, filings, notices, applications, disclosures, and statements required to be obtained prior to the issuance of the SINA Shares under the Subscription Agreement, and a copy of each such consent, approval, filing, notice, application, disclosure, and statement;
     (x) evidence that Borrower shall have duly appointed National Corporate Research, Ltd. as its process agent to accept such service of any and all such writs, process and summonses for any action arising out of this Agreement or any other Facility Document; and

     (xi) the results of tax, judgment and Lien searches on Borrower in the District of Columbia dated no later than 10 days from the Closing Date.
     (b) There is sufficient Collateral in the Collateral Account such that, after giving effect to the Advance, the LTV Ratio as of the Closing Date is equal to or less than the Initial Maximum LTV Ratio.
     (c) Borrower shall have delivered to Lender a Compliance Certificate containing information as of the Closing Date.
     (d) There shall not have been any Law applicable to the transactions contemplated herein, or the financing thereof, promulgated, enacted, entered or enforced by any Governmental Authority, nor shall there be pending any action or proceeding by or before any Governmental Authority, that would prohibit, restrict, delay or otherwise materially affect the execution, delivery and performance of any of the Facility Documents or the making of the Advance.
     (e) Borrower shall have paid all fees required to be paid on or before the Closing Date.
     (f) Each of the representations and warranties contained in Section 4.01 shall be true and correct in all material respects on the Closing Date, except to the extent such representations and warranties relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.
     (g) No event shall have occurred, or would result from the Advance or from the application of the proceeds therefrom, which constitutes a Default or an Event of Default.
     (h) Borrower shall have received all necessary regulatory approvals, including those required under the Laws of BVI, in connection with the transactions contemplated herein and the purchase of the SINA Shares.
     (i) Borrower shall have sufficient equity to consummate the transactions contemplated in the Subscription Agreement.
     (j) The transactions contemplated in the Subscription Agreement shall have been, or will be contemporaneously on the Closing Date of this Agreement, consummated in accordance with the terms of the Subscription Agreement, without any waiver or amendment not consented to by Lender of any term, provision or condition set forth therein, and in compliance with all applicable requirements of Law.
     (k) Lender shall have completed its due diligence review of all documents and information related to Borrower, the SINA Shares, and SINA in scope and with results satisfactory to Lender in its sole and absolute discretion.
     The acceptance of the Advance by Borrower shall be deemed to be a representation and warranty by Borrower that the conditions specified in this Section 3.01 have been satisfied on and as of the date of the Advance.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
SECTION 4.01. Representations and Warranties of Borrower. Borrower represents and warrants as follows:
     (a) Borrower (i) is formed for the sole purpose of acquiring and holding the SINA Shares, (ii) is duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its formation, (iii) is duly qualified and in good standing as a foreign company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed and where, in each case, failure so to qualify and be in good standing could have a Material Adverse Effect, and (iv) has all requisite company or other power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.
     (b) The execution, delivery and performance by Borrower of this Agreement and the other Facility Documents and the grant of the security interest contemplated hereby with respect to the Collateral are within its company powers, have been duly authorized by all necessary company action, and do not (i) contravene Borrower’s Organizational Documents, (ii) contravene any contractual restriction binding on it or require any consent under any agreement or instrument to which it, the Principal or SINA is a party or by which any of its properties or assets is bound, (iii) result in or require the creation or imposition of any Liens upon any property or assets of Borrower other than Liens permitted by Section 5.02(b)(ii), or (iv) violate any Law (including, but not limited to, the Securities Act of 1933, the Exchange Act and the regulations thereunder, and the applicable Law of BVI) or writ, judgment, injunction, determination or award. Borrower is not in violation of any such Law, writ, judgment, injunction, determination or award or in breach of any contractual restriction binding upon it, except for any such violation or breach which could not reasonably be expected to result in a Material Adverse Effect.
     (c) Except for any filings specifically provided for in the Pledge Agreement with respect to perfection of Liens on Collateral and any filings or approvals required in connection with the disposition of Collateral, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption or waiver by, any Governmental Authority or any other third party (except as have been obtained or made and are in full force and effect), is required to authorize, or is required in connection with, (i) the execution, delivery and performance by Borrower of any Facility Document or (ii) the legality, validity, binding effect or enforceability of any Facility Document.
     (d) This Agreement is, and each other Facility Document was or will be when delivered, legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms in all respects, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws, affecting creditors’ rights generally or by equitable principles relating to enforceability.
     (e) Borrower has not incurred any Debt other than the Debt contemplated by the Facility Documents.
     (f) Since September 21, 2009, there has been no Material Adverse Effect.
     (g) There is no pending or, to the best of Borrower’s knowledge, threatened action or proceeding affecting Borrower by or before any Governmental Authority or arbitrator which (i) is reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any other Facility Document.
     (h) Borrower is not required to register as an “investment company” and is not a Person “controlled by” an “investment company,” as such terms are defined in the U.S. Investment Company Act of 1940, as amended.
     (i) Borrower is a “foreign person” controlled by a “United States Person” for purposes of Regulation X. The Facility Documents, including the extension of credit and the withdrawal and substitution rights of Borrower, do not contemplate any actions that would violate Regulation U or X. Borrower has not taken any actions under the Facility Documents that could result in a violation of Regulation T, U, or X.
     (j) Borrower has good and marketable title to all of its property free and clear of Liens, other than Liens permitted by Section 5.02(b). Borrower has not made or consented to, or is aware of, any registrations, filings or recordations in any jurisdiction evidencing a security interest in any of the foregoing including, but not limited to, the filing of a register of mortgages, charges and other encumbrances or filings of UCC-1 financing statements, other than any filings regarding Lender’s Liens under the Facility Documents.
     (k) Borrower has not granted any Person, other than a BAC-ML Entity, any rights or options in the Collateral.
     (l) Borrower has filed all income tax returns and all other material Tax returns which are required to be filed by it in all jurisdictions and has paid all Taxes, assessments, claims, governmental charges or levies imposed on it or its properties, except for Taxes contested in good faith as to which adequate reserves have been provided in accordance with GAAP. Borrower has not entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of Borrower or is aware of any circumstances that would cause the taxable years or other taxable periods of Borrower not to be subject to the normally applicable statute of limitations.
     (m) No insolvency or bankruptcy proceeding of any type instituted by or with respect to any issuer of any Securities deposited in the Collateral Account or any other event with respect to such issuer that could reasonably be expected to result in a Material Adverse Effect has occurred.
     (n) Neither Borrower nor any of its assets, properties or revenues has any right of immunity on the grounds of sovereignty or otherwise from jurisdiction of any court or from setoff or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the Law of any jurisdiction.
     (o) The Advance is made with full recourse to Borrower and constitutes direct, general, unconditional and unsubordinated Debt of Borrower, and is senior to all other Debt of Borrower, if any.
     (p) All information provided with respect to Borrower, its Affiliates, or the Collateral by Borrower or on its behalf to Lender in connection with the negotiation, execution and delivery of this Agreement and the other Facility Documents, the purchase of the SINA Shares, or the transactions contemplated hereby and thereby including, but not limited to, any financial statements (other than any projections of financial information) of Borrower provided to

Lender, was or will be, on or as of the applicable date of provision thereof, complete and correct in all material respects and did not (or will not) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the time and circumstances under which such statements were made.
     (q) Each material agreement, including the Subscription Agreement, to which Borrower is a party is in full force and effect, and Borrower is not in default under any provision of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other material agreement or instrument to which Borrower is a party or by which Borrower or any of its properties or assets is bound which could reasonably be expected to result in a Material Adverse Effect.
     (r) All licenses, permits, approvals, concessions or other authorizations necessary to the conduct of the business of Borrower have been duly obtained and are in full force and effect, except where the failure to obtain and maintain any of the foregoing could not reasonably be expected to result in a Material Adverse Effect. There are no restrictions or requirements which limit Borrower’s ability to lawfully conduct its business or perform its obligations under this Agreement or any other Facility Document.
     (s) Borrower has no liability, including contingent or potential liability, with respect to any employee benefit plan (which is subject to Title IV of ERISA or Section 412 of the Code) which it or any entity with which it is treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code maintains or sponsors or to which any of them contribute.
     (t) All financial statements concerning Borrower which have been or will hereafter be furnished by Borrower to Lender pursuant to this Agreement have been or will be prepared in accordance with GAAP consistently applied (except as disclosed therein, to the extent Lender approves such disclosure) and do or will, in all material respects, present fairly the financial condition of Borrower covered thereby as at the dates thereof and the results of their operations for the periods then ended.
     (u) Borrower has no Subsidiaries.
     (v) Borrower is not a Benefit Plan.
     (w) No part of the proceeds of the Advance will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of the provisions of the Regulations of the Board of Governors of the Federal Reserve System, including, to the extent applicable, Regulation T, Regulation U and Regulation X.
     (x) On the Closing Date, the Law of China does not apply in any respect to (i) Borrower, (ii) the Subscription Agreement or the transactions contemplated therein, or (iii) this Agreement or the transactions contemplated herein.
     (y) After the Closing Date, the Law of China does not apply in any respect that has or could have an adverse impact on (i) Borrower, (ii) the Subscription Agreement or the transactions contemplated therein, or (iii) this Agreement or the transactions contemplated herein, as determined by Lender in its sole discretion.
     (z) Except as expressly set forth in Section 3.07 of the Shareholders Agreement (as in effect on the Closing Date) among the Management Shareholders listed on Schedule 1 thereto,

Citic Capital MB Investment Limited, Citic Capital China Access Fund Limited, Early Success International Limited, FV Green Alpha Three Limited, SCGF New Wave Limited and New-Wave Investment Holding Company Limited dated as of November 25, 2009, the Principal possesses the sole power to direct or cause the direction of the management and policies of Borrower through a majority ownership of the outstanding voting securities of Borrower.
     (aa) Borrower has not taken any action with respect to the SINA Shares that should cause it to be deemed a “distributor” within the meaning of Rule 902 of Regulation S and it has taken, and will take, actions reasonably necessary to comply with applicable Law in the event that Borrower is deemed to have been acting in such capacity with respect thereto.
     (bb) The SINA Shares are “equity securities of a reporting foreign issuer” within the meaning of Rule 903 of Regulation S.
ARTICLE V
COVENANTS OF BORROWER
SECTION 5.01. Affirmative Covenants. So long as any Obligation (other than contingent indemnification obligations that are unmatured) hereunder remains unpaid, Borrower covenants and agrees that:
     (a) Existence, Compliance with Laws, Etc. Borrower shall maintain its corporate or other existence and will comply with all applicable Laws, in each instance where the failure to so comply could, in the reasonable judgment of Lender, result in a Material Adverse Effect.
     (b) Reporting Requirements. Borrower will furnish to Lender:
     (i) as soon as available, but in any event within 90 days after the end of each fiscal year of Borrower, a balance sheet of Borrower as at the end of such fiscal year, and the related statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;
     (ii) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, a balance sheet of Borrower as at the end of such fiscal quarter, and the related statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal quarter and for the portion of Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Borrower in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

     (iii) concurrently with the delivery of the financial statements referred to in clause (i) and (ii) above, a duly completed Compliance Certificate signed by a Responsible Officer of Borrower;
     (iv) as soon as possible and in any event within three (3) Business Days after Borrower obtains knowledge of the occurrence of (x) any Event of Default or Default or (y) any actual or threatened litigation or other event which, if adversely determined to Borrower, could reasonably be likely to result in a Material Adverse Effect, notice of such Event of Default, Default, litigation or other event, as applicable, together with a statement of a Responsible Officer of Borrower setting forth the details thereof and the action which Borrower has taken and proposes to take with respect thereto;
     (v) copies of all general communications delivered by Borrower to its shareholders within five (5) Business Days of the day such communications were first delivered to such shareholders;
     (vi) within five (5) Business Days of delivery, copies of all material written communications between Borrower and SINA (for purposes hereof, “material” shall mean material to this Agreement, the Collateral or any Facility Document); and
     (vii) promptly after request therefor, such other business and financial information respecting the condition or operations, financial or otherwise, of Borrower as Lender may from time to time reasonably request.
     (c) Use of Proceeds. Borrower will use the proceeds of the Advance solely for the acquisition of the SINA Shares to be held in the Collateral Account and the fees and expenses of the Borrower related thereto.
     (d) Consent Letter. Borrower shall use its best efforts to cause SINA to comply with the Consent Letter.
     (e) Payment of Obligations. Borrower shall pay and discharge as the same shall become due and payable, all its obligations and liabilities, including: (i) all taxes, assessments, claims and governmental charges or levies imposed upon it or upon its property; provided, however, that Borrower shall not be required to pay or discharge any such tax, assessment, claim or charge that is being diligently contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; (ii) all lawful claims which, if unpaid, would become a Lien on its property; and (iii) all Debt, as and when due and payable.
     (f) Visitation Rights. Borrower shall, at any reasonable time during normal business hours and upon reasonable prior notice, from time to time (but in no event more than twice during the term of this Agreement prior to an Event of Default), or, following the occurrence of an Event of Default, at any time, permit Lender or any agent or representative thereof (in each case, subject to Section 7.11) to (i) visit and inspect the properties of Borrower, including without limitation, to attend the registered office of Borrower and review the minute book of Borrower, and discuss the affairs, finances, assets and accounts of Borrower with any of its officers, directors or other representatives and (ii) discuss the affairs, finances, assets and accounts of Borrower with its independent certified public accountants and to examine and make copies of and abstracts from its records and books of account, all at the expense of Borrower.

     (g) Collateral. Borrower shall promptly notify Lender as soon as it has knowledge or reasonable belief that Lender’s Lien, or the priority of such Lien, or the Collateral, or any portion thereof, has been or may be impaired.
     (h) Keeping of Books. Borrower shall keep proper books of record and account as are necessary to prepare financial statements in accordance with GAAP.
     (i) Compliance with Laws. Borrower shall comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (ii) the failure to comply therewith could not reasonably be expected to result in a Material Adverse Effect. Borrower shall promptly notify Lender if, after the date hereof, Borrower’s status under Regulation X changes.
     (j) Compliance with China Law. To the extent the Law of China becomes applicable to Borrower or Principal, Borrower shall, and shall cause Principal to, comply in all material respects with the requirements of all applicable Laws of China.
     (k) Notice of Change in Key Management. Borrower shall give Lender notice of any Change in Key Management within the earlier of (x) two (2) Business Days after Borrower is actually aware of any proposed Change in Key Management and (y) one (1) Business Day of any actual Change in Key Management.
     (l) Separate Corporate Existence. Borrower shall (i) maintain all accounts separate from the accounts of any Affiliate of Borrower, and ensure that the funds of Borrower will not be diverted to any other Person, nor will such funds be commingled with the funds of any Affiliate or any shareholder of Borrower, (ii) ensure that, to the extent it shares the same officers, employees, vendors or facilities as any of its partners or Affiliates, the material expenses related thereto shall be fairly allocated among such entities, (iii) conduct its affairs strictly in accordance with its Organizational Documents, and observe all necessary, appropriate and customary corporate formalities, including, but not limited to, holding all regular and special partners’ and directors’ meetings appropriate to authorize all corporate actions, keeping separate and accurate minutes of its meetings, passing all resolutions or consents to the extent necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts, and (iv) not assume or guarantee any of the liabilities of its Affiliates or any of its partners or any Affiliate thereof.
     (m) Revised Share Certificate. Within ten (10) Business Days following the Closing Date, Borrower shall deliver to Lender a replacement original certificate evidencing the SINA Shares which shall bear a restrictive legend identical to Certificate No. S2606 delivered on the Closing Date, except that the word “pledged” shall be deleted therefrom.
SECTION 5.02. Negative Covenants. So long as any Obligation (other than contingent indemnification obligations that are unmatured) hereunder remains unpaid, Borrower covenants and agrees that:
     (a) Additional Debt. Borrower shall not create, incur, assume or suffer to exist any Debt, other than Debt created under the Facility Documents.

     (b) Borrower Liens. Borrower shall not create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except: (i) Permitted Encumbrances; and (ii) Liens created under the Pledge Agreement.
     (c) Mergers, Etc. Without the prior written consent of Lender, Borrower shall not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of, whether in one transaction or in a series of transactions, all or substantially all of the property and assets (whether now owned or hereafter acquired) of Borrower to any Person.
     (d) No Amendment of Organizational Documents, Etc. Borrower shall not consent to any material amendment, supplement or other modification of any of the terms or provisions of its Organizational Documents relating to (i) valuation of assets or the determination of net asset value or the value of any investor’s interest in and to Borrower, (ii) the power to borrow money and pledge assets, (iii) its investment objectives and strategies, (iv) its authorized capitalization, or (v) any other provision, in each case that could result in a Material Adverse Effect.
     (e) Distribution, Etc. Borrower will not declare or make any dividend payment or other distribution of assets, property, cash, rights, obligations or Securities constituting Collateral on account of any equity interests in Borrower, or purchase, redeem, retire or otherwise acquire for value any equity interests in Borrower or any warrants, rights or options to acquire any such equity interests, now or hereafter outstanding from any assets, property, cash, rights, obligations or Securities constituting Collateral, except that Borrower may (i) declare and make any dividend payment or other distribution payable in equity interests issued by Borrower, and (ii) declare and make any dividend or other distribution with respect to any Collateral that has been released in accordance with the terms of this Agreement or otherwise with the prior written consent of Lender.
     (f) Advance and Investments. Borrower will not lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or Securities of, or any other interest in, or make any capital contribution to, any other Person, except for acquisition of the SINA Shares in accordance with the Subscription Agreement, and the distributions in respect thereof and cash and cash equivalents.
     (g) Transactions with Affiliates. Borrower shall not enter into any transaction with or make any payment or transfer to any Affiliate of Borrower, except in the ordinary course of business and upon fair and reasonable terms no less favorable to such Person than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of Borrower.
     (h) Status as a Benefit Plan. Borrower shall not be or become a Benefit Plan.
     (i) Formation of Subsidiaries. Borrower will not create, organize, incorporate or acquire any Subsidiary.
     (j) Compliance with Margin Regulations. Borrower shall not take any action that would result in a violation of Regulation T, U, or X.
     (k) Single Purpose Entity. Borrower shall not (i) engage in any activity other that acquiring and holding the SINA Shares, and activities incidental thereto or otherwise contemplated herein, or (ii) acquire or own any material assets other than the SINA Shares, and property incidental thereto.

ARTICLE VI
EVENTS OF DEFAULT
SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur:
     (a) Borrower shall fail to pay when due, any of the outstanding principal of, accrued interest on, the Total Loan Amount, any fees, or other amounts owing pursuant to any of the Facility Documents, including, without limitation, the amounts required to be prepaid pursuant to Section 2.08(b) and (c), if any; or
     (b) any representation or warranty made by Borrower herein or in any other Facility Document shall be incorrect in any material respect when made or deemed made; or
     (c) (i) Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(a), 5.01(b)(iv)-(vi), 5.01(c), 5.01(f), 5.01(i), 5.01(k), 5.01(l), 5.01(m) or 5.02 of this Agreement or in Sections 5(c), 5(i), or 5(j) of the Pledge Agreement; or (ii) Borrower or any of its Affiliates shall fail to perform or observe any other term, covenant or agreement contained in this Agreement, any other Facility Document or any other agreement between Lender or any of its Affiliates, on the one hand, and Borrower or any of its Affiliates, on the other, to be performed or observed by Borrower or any of its Affiliates and such failure remains unremedied for five (5) Business Days; or
     (d) (i) Borrower shall transfer, sell or encumber all or any portion of the Collateral in violation of any Facility Document or suffer to occur any levy, seizure or attachment thereof or thereon, or (ii) Lender at any time ceases to have a first priority, continuously perfected Lien on and security interest in the Collateral, subject to no other Liens except for Liens permitted hereunder or under any other Facility Document; or
     (e) (i) any judgment or order for the payment of money in excess of $[***] shall be rendered against Borrower or in excess of $[***] shall be rendered against the Principal and either (x) enforcement proceedings shall have been commenced by any creditor upon such judgment or order which shall not have been stayed or dismissed within [***] days after the commencement of such proceedings or (y) there shall be any period of forty-five (45) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or (ii) any failure by Borrower or the Principal to satisfy when due any non-monetary judgment if the failure so to do could reasonably be expected to result in a Material Adverse Effect; or
     (f) (i) Borrower or the Principal shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against Borrower or Principal seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian, conservator, liquidator, rehabilitator or other similar official for it or for any substantial part of its property and assets and, in the case of any such proceeding instituted against such Person, such proceeding shall remain undismissed or unstayed for a period of thirty (30) days; or (iii) Borrower or Principal shall take any corporate or other action (as applicable), to authorize any of the actions set forth above in this Section 6.01(f); or

     (g) (i) Borrower shall deny its obligations under this Agreement, any other Facility Document (to which it is a party) or under any other agreement or instrument between Borrower or any of its Affiliates, on the one hand, and Lender and any Affiliate thereof, on the other hand, (ii) any Law shall purport to render invalid, or preclude enforcement of, any material provision of this Agreement or any other Facility Document or impair performance of the obligations hereunder or under any other Facility Document of Borrower, (iii) any dominant authority asserting or exercising de jure or de facto governmental or police powers shall, by moratorium Law or otherwise, cancel, suspend or defer the obligation of Borrower to pay any amount required to be paid hereunder or under any other Facility Document, or (iv) any material provision of any Facility Document, after delivery thereof in accordance with the terms hereof or of any other Facility Document, shall for any reason cease to be valid and binding upon, or enforceable against Borrower; or
     (h) any event or condition shall occur or exist which, in the reasonable judgment of Lender, could have a Material Adverse Effect; or
     (i) any Governmental Authority shall have condemned, nationalized, seized, or otherwise expropriated all or any substantial part of the property, shares of capital stock or equity or other assets of Borrower or shall have assumed custody or control of such property or other assets or of the business or operations of Borrower or shall have taken any action for the dissolution or disestablishment of Borrower or any action that would prevent Borrower or its officers or directors from carrying on the business of Borrower or a substantial part thereof; or
     (j) any Governmental Authority shall impose restrictions on the availability of freely transferable Dollars to Persons or Dollars shall, in the reasonable judgment of Lender, be unavailable at all or at a commercially reasonable rate of exchange, and Borrower shall not, within five (5) Business Days after notice from Lender, have demonstrated to the reasonable satisfaction of Lender that such restrictions will not have a material adverse effect on the ability of Borrower to perform its obligations under any of the Facility Documents or the availability of Dollars for purposes of paying any amounts required to be paid pursuant to any of the Facility Documents; or
     (k) a Change of Control shall occur; or
     (l) a Change in Key Management shall occur; or
     (m) Lender reasonably determines that Borrower (i) has failed to comply in any material respect with any terms set out in Borrower’s Organizational Documents, or (ii) is negligent or engages in misconduct in a manner that Lender determines is materially adverse to the interests of Borrower; or
     (n) a Regulatory Event shall occur; or
     (o) an LTV Breach shall occur and such breach is not cured within the cure period set forth in Section 2.08(c); or
     (p) [***]; or
     (q) SINA is de-listed or otherwise has its trading privileges on NASDAQ revoked, halted, or suspended; or

     (r) SINA fails to comply with any of the provisions of the Consent Letter or the Comfort Letter within the timeframe set forth therein; or
     (s) as of any date, any failure of or by SINA to meet and satisfy all of the conditions of paragraph (c)(1) of Rule 144, regardless of whether the SINA Shares are subject to a sale or other disposition by Borrower or Lender as of such date; or
     (t) the Principal shall have been indicted, with respect to a Governmental Authority in a jurisdiction in the United States , or criminally charged with an offense by any other Governmental Authority for a willful act which, under Laws of the applicable Governmental Authority, are punishable by deprivation of liberty for a maximum term which shall be no less than one year and such offense is for a fraudulent act, a violation of securities or banking laws, or for a willful act related to the Principal’s involvement with SINA, Borrower or the businesses of SINA or Borrower; or
     (u) Borrower shall become a Benefit Plan;
then, and in any such event, Lender may: (i) declare all Obligations payable under this Agreement and the other Facility Documents to be forthwith due and payable, whereupon the Obligations shall become and be forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower; (ii) declare the obligation of Lender to make the Advance to be terminated, whereupon the same shall forthwith terminate; and (iii) exercise all rights and remedies under the Facility Documents and applicable Laws; provided, however, that upon the occurrence of any event in Section 6.01(f), (x) all Obligations, including fees, shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Borrower and (y) the obligation of Lender to make the Advance shall automatically be terminated.
ARTICLE VII
MISCELLANEOUS
SECTION 7.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Facility Document, and no consent to any departure by Borrower therefrom, shall be effective unless in writing signed by Lender and Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
SECTION 7.02. Notices, Etc.
     (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, to Borrower and Lender, as applicable, at the addresses (or facsimile number) set forth below. Notices sent by hand or overnight courier service shall be deemed to have been given when received; notices sent by certified or registered mail shall be deemed to have been given three (3) days after mailing; and notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in such paragraph (b).

If to Borrower:

20/F Beijing Ideal International Plaza
No. 58 Northwest 4th Ring Road
Haidian District, Beijing, 100080
People’s Republic of China
Fax: (8610)-82607167
Attention: Chief Executive Officer
With a copy to:
Shearman & Sterling LLP
12th Floor East Tower, Twin Towers
B-12 Jianguomenwai Dajie
Beijing, 100022
People’s Republic of China
Attention: Lee Edwards
Fax: (8610) 6563-6000
If to Lender:
Merrill Lynch International
Merrill Lynch Financial Centre
2 King William Street
London, EC1A 1HQ
With a copy to:
Jennifer Russell
Bank of America Merrill Lynch
Office of General Counsel
One Bryant Park, 18th Floor
New York, NY 10036
     (b) Notices and other communications to Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Lender. Lender or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefore.

     (c) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
SECTION 7.03. No Waiver; Remedies. No failure on the part of Lender to exercise, and no delay in exercising, any right hereunder, or under any other Facility Document shall operate as a waiver thereof nor shall the single or partial exercise, of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lender to any other or further action in any circumstances without notice or demand.
SECTION 7.04. Rehypothecation. Prior to the occurrence of an Event of Default, Lender agrees not to rehypothecate, pledge, sell, assign, invest, lend, use, commingle or otherwise dispose of, or otherwise use in its business, the SINA Shares or any other Securities standing to the credit of the Collateral Account during the term of this Agreement; provided that the foregoing shall not restrict (a) where or by whom the SINA Shares or such other Securities may be held for purposes of perfecting the Liens granted under the Pledge Agreement, or (b) Lender’s right to assign the Obligations and the SINA Shares and such other Securities in accordance with Section 7.06 below.
SECTION 7.05. Costs, Expenses and Indemnification.
     (a) Costs and Expenses. Borrower agrees to pay and reimburse within five (5) Business Days all reasonable costs and expenses of Lender and its Affiliates in connection with any amendment, consent or waiver requested by Borrower with respect to this Agreement, the Pledge Agreement, or the other Facility Documents. Borrower further agrees to pay within five (5) Business Days all costs and expenses, if any (including, but not limited to, reasonable counsel fees and expenses), incurred by Lender and its Affiliates in connection with the administration, modification and supplementation of this Agreement, the Pledge Agreement, the other Facility Documents and the Collateral, and the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Pledge Agreement, the other Facility Documents and the other documents to be delivered hereunder or in respect of the transactions contemplated hereby, including, but not limited to, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 7.05(a) and under any other Facility Document.
     (b) Indemnification by Borrower. Borrower shall indemnify Lender and each Related Party of Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of one New York counsel and one local counsel in any applicable jurisdiction) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any Related Party of Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Facility Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the Advance or the use or proposed use of the proceeds therefrom, including the purchase of the SINA Share, any claims, investigations, non-compliance, sanction or other actions with respect to such Advance, including any actions by the SEC or any Governmental Authority, (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Related Party of Borrower, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any other Related Party of Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Facility Document, if Borrower or such Related Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     (c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Facility Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Advance or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Facility Documents or the transactions contemplated hereby or thereby.
     (d) Funding Indemnity. If any payment of principal of the Advance is made other than on the last Business Day of a month as a result of any prepayment, acceleration of the maturity of the Advance pursuant to Section 6.01 or for any other reason, Borrower shall pay to Lender any amounts required to compensate Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment and the liquidation or reemployment of deposits or other funds acquired by Lender to fund or maintain such Advance, such losses to be calculated as the excess, if any, of (i) the aggregate amount of interest that would have accrued on the amount prepaid for the remainder of such month over (ii) the aggregate amount of interest that would accrue on such amount if it were invested at the Base Rate for such period. A certificate as to the amount of such losses, costs and expenses, submitted to Borrower by Lender and showing in reasonable detail the basis for the calculation thereof, shall be conclusive evidence of the amount of such losses, costs and expenses absent manifest error.
     (e) Payments. All amounts due under this Section 7.05 shall be payable within 10 days of demand by Lender, unless provided otherwise above.
SECTION 7.06. Assignments. Lender may, with the written consent of Borrower (such consent not to be unreasonably withheld) assign to any Person all or a portion of its respective rights and obligations under this Agreement (including, but not limited to, all or a portion of the Advance); provided, however, that no such consent shall be required if an Event of Default exists or if such assignment is to an Affiliate of Lender. Borrower may not assign its rights and obligations under this Agreement, or any portion thereof, without the prior written consent of Lender.
SECTION 7.07. Governing Law; Submission to Jurisdiction.
     (a) Governing Law. This Agreement and each other Facility Document shall be governed by, and construed in accordance with, the law of the State of New York.

     (b) Submission to Jurisdiction. Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the United States District Court of the Southern District of New York, and all appropriate appellate courts or, if jurisdiction in such court is lacking, any New York State court of competent jurisdiction sitting in New York (and all appropriate appellate courts), in any action or proceeding arising out of or relating to this Agreement or any other Facility Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such Federal court. Each of the parties hereto agrees that a final non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Facility Document shall affect any right that Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Facility Document against Borrower or the properties of either such party in the courts of any jurisdiction.
     (c) Waiver of Venue. Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Facility Document in any court referred to in Section 7.07(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 7.02. Borrower has appointed National Corporate Research, Ltd., located at 10 E. 40th Street, 10th Floor, New York, NY 10016, as its process agent, as its true and lawful attorney-in-fact in its name, place and stead to accept such service of any and all such writs, process and summonses for any action arising out of this Agreement or any other Facility Document. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.
     (e) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FACILITY DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.07(e).
     (f) Securities Contract. Borrower acknowledges that it intends and contemplates that (i) the Facility Documents are and will comprise of a “securities contract” under Section 741(7) of the Bankruptcy Code, (ii) all the provisions of the Bankruptcy Code applicable to “securities contracts”, including, without limitation, Section 555, shall be applicable to the Facility Documents, the Collateral, and any enforcement actions taken by Lender, and (iii)

Section 362(b)(6) of the Bankruptcy Code shall apply to this Agreement, the other Facility Documents, and the transactions contemplated herein and therein.
SECTION 7.08. Severability. In case any provision in this Agreement shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Agreement, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
SECTION 7.09. Counterparts; Integration; Effectiveness.
     (a) This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article III, this Agreement shall become effective when it shall have been executed by Lender and when Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.
     (b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any assignment shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 7.10. Survival. Sections 2.02, 2.09, 2.11, 2.12, 7.05, 7.07, 7.10, 7.13, and 7.14 of this Agreement shall survive the repayment of the Advance and the termination of the Facility evidenced hereby. In addition, each representation and warranty made, or deemed to be made at the Advance, herein or pursuant hereto shall survive the making of such representation and warranty, and Lender shall not be deemed to have waived, by reason of making the Advance, any Default or Event of Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that Lender may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such extension of credit was made.
SECTION 7.11. Confidentiality. Lender agrees to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (a) to each of its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives who need to know such Confidential Information in relation to the transactions contemplated by this Agreement, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by applicable Law or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Facility Document or any action or proceeding relating to this Agreement or any other Facility Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 7.11, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Confidential Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to

Lender or any of its Affiliates on a nonconfidential basis from a source other than Borrower.
SECTION 7.12. No Fiduciary Relationship. Borrower acknowledges that Lender has no fiduciary relationship with, or fiduciary duty to, Borrower arising out of or in connection with this Agreement, and the relationship between Lender and Borrower is solely that of creditor and debtor. This Agreement does not create a joint venture between the parties. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Facility Document), Borrower acknowledges and agrees that: (a) the extension of credit and other services regarding this Agreement provided by Lender are arm’s-length commercial transactions between Borrower, on the one hand, and Lender, on the other hand, (b) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (c) Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the Advance and the use of such Advance.
SECTION 7.13. Right of Setoff. Upon the occurrence of an Event of Default, Lender and its Affiliates (each, a “Set-off Party”) are hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) and any other indebtedness at any time held or owing by a Set-off Party (including, but not limited to, by any of their branches and agencies wherever located) to or for the credit or the account of Borrower against and on account of the obligations and liabilities of Borrower to the Set-off Party under this Agreement or under any of the other Facility Documents, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement or any other Facility Document, irrespective of whether or not the relevant Set-off Party shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, shall be contingent or unmatured or are owed to a branch or office of Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Set-off Party under this Section 7.13 are in addition to other rights and remedies (including other rights of setoff) that Lender or its Affiliates may have. Lender agrees to notify Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 7.14. Judgment Currency. If a judgment, order or award is rendered by any court or tribunal for the payment of any amounts owing to Lender under this Agreement or any other Facility Document or for the payment of damages in respect of a judgment or order of another court or tribunal for the payment of such amount or damages, such judgment, order or award being expressed in a currency (the “Judgment Currency”) other than Dollars, Borrower agrees (a) that its obligations in respect of any such amounts owing shall be discharged only to the extent that on the Business Day following Lender’s receipt of any sum adjudged in the Judgment Currency Lender may purchase Dollars with the Judgment Currency and (b) to indemnify and hold harmless Lender against any deficiency in terms of Dollars in the amounts actually received by Lender following any such purchase (after deduction of any premiums and costs of exchange payable in connection with the purchase of, or conversion into, Dollars). The indemnity set forth in the preceding sentence shall (notwithstanding any judgment referred to in the preceding sentence) constitute an obligation of Borrower separate and independent from its other obligations hereunder, shall apply irrespective of any indulgence granted by Lender, and shall survive the termination of this Agreement.
SECTION 7.15. Headings Descriptive. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

SECTION 7.16. Entire Agreement. This Agreement and the other Facility Documents constitute the entire agreement between the parties hereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, between the parties hereto relating to the subject matter hereof.
[END OF TEXT]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers or representatives thereunto duly authorized, as of the date first above written.

BORROWER NEW-WAVE INVESTMENT HOLDING COMPANY LIMITED, as Borrower
By:	/s/ Charles Chao
	Name:	Charles Chao
	Title:	Director

[Additional signature page follows]
Signature Page to Margin Loan Agreement

LENDER MERRILL LYNCH INTERNATIONAL, as Lender
By:	/s/ Eddie Guillemette
	Name:	Eddie Guillemette
	Title:	Managing Director

Signature Page to Margin Loan Agreement

EXHIBIT A
FORM OF PLEDGE AND CONTROL AGREEMENT
PLEDGE AND CONTROL AGREEMENT
This Pledge and Control Agreement (“Agreement”) is entered into as of November 25, 2009, by and among NEW-WAVE INVESTMENT HOLDING COMPANY LIMITED, a corporation formed under the laws of the British Virgin Islands (“Pledgor”), MERRILL LYNCH INTERNATIONAL, as secured party (the “Secured Party”), MERRILL LYNCH INTERNATIONAL, as custodian (the “Custodian”), and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED (“Bailee”).
     Reference is made herein to that certain Margin Loan Agreement of even date herewith by and between Pledgor, as “Borrower,” and Secured Party, as “Lender” (as such may be amended, modified, supplemented or restated from time to time, the “Loan Agreement”). Capitalized terms used but not defined herein shall have the meanings given such terms in the Loan Agreement.
     WHEREAS, Secured Party has required, as a condition to its obligation to make the Advance under the Loan Agreement, that Pledgor execute and deliver this Agreement; and
     WHEREAS, Pledgor has agreed to grant a security interest in, and pledge and assign as applicable, the Collateral (hereinafter defined) to Secured Party, as herein provided;
     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the parties hereto agree as follows:
1. Security Interest. For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Pledgor hereby pledges, assigns and grants to Secured Party, on its behalf and for the benefit of its Affiliates, a security interest and lien in the Collateral to secure the payment and the performance of the Obligations (hereinafter defined).
2. Collateral. “Collateral” means all of Pledgor’s right, title and interest in and to any and all of the following: (a) all SINA Shares and the certificates representing such SINA Shares, including all economic and non-economic rights thereto; (b) the Collateral Account and all cash, investment property, security entitlements, or other Securities (all economic and non-economic rights thereto) in the Collateral Account from time to time, including, without limitation, all SINA Shares and any Cash (including the Debt Service Amount); (c) with respect to each of clauses (a) and (b), together with all additions, substitutes and replacements for and proceeds thereof (including all income and benefits resulting from any of the above, such as dividends payable or distributable in cash, property or stock, interest, premium and principal payments, redemption proceeds and subscription rights, and shares or other proceeds of conversions or splits of any such Securities) and all Securities or other property issued pursuant to any recapitalization, reorganization, merger or other transaction or any property received in substitution for any Collateral, and all proceeds of any sale, transfer, liquidation, redemption or reinvestment of the Collateral; and (d) to the extent not already included, all proceeds from any of the foregoing. “Collateral Account” means Account No. XNWIS11 maintained by Pledgor with Custodian, including any substitute, successor, or replacement account, and subaccounts.
     Except as permitted to be distributed to Pledgor pursuant to the terms of the Loan Agreement, (x) any investment property and/or Securities received by Pledgor, which shall comprise of such additions, substitutes and replacements for, or proceeds of, the Collateral, shall be held in trust for
Margin Loan Agreement
Exhibit A

Secured Party and shall be promptly delivered to Secured Party, and (y) any cash proceeds of the Collateral shall be held in trust for Secured Party and shall be promptly delivered to Secured Party.
3. Secured Obligations. “Secured Obligations” means all Obligations and any other obligations of Pledgor to Secured Party or any of its Affiliates under any agreements between Pledgor and Secured Party or its Affiliates (collectively, the “Facility Documents”), whether for principal, interest (including interest that accrues after any bankruptcy, insolvency or similar proceeding), fees, indemnification obligations, expenses or otherwise, and all costs and expenses of administering or maintaining the Collateral and of enforcing the rights of Secured Party or its Affiliates under the Facility Documents. Any of the Facility Documents may be amended, modified, supplemented, restated, increased, renewed or extended from time to time.
4. Pledgor’s Warranties. Pledgor hereby represents and warrants to Secured Party that (a) Pledgor owns the Collateral free and clear from any setoff, claim, restriction, lien, security interest or encumbrance, except liens for taxes not yet due and payable, Liens of the Custodian, and the security interest of Secured Party; (b) it is not a “company” as defined in, or for the purposes of, the United Kingdom Companies Act 2006; and (c) it is not an “overseas company which is registered” as defined in, or for the purposes of, the United Kingdom Overseas Companies (Execution of Documents and Registration of Charges) Regulations 2009.
5. Pledgor’s Covenants. Until full payment and performance of all of the Secured Obligations (other than contingent indemnification obligations that are unmatured):
     (a) Secured Obligations and this Agreement. Pledgor shall perform all of its agreements herein, in the Loan Agreement and in the other Facility Documents.
     (b) No Consent. Except for filings, consents and approvals required to perfect the security interest in the Collateral or to enforce such security interest, no consent or approval from any Person is required for the pledge of the Collateral, or the exercise of Secured Party’s rights and remedies hereunder, other than those that have been obtained.
     (c) Collateral. The security interest in the Collateral granted pursuant to this Agreement is a valid and binding security interest in the Collateral subject to no other liens or security interests other than those granted to Secured Party or its Affiliates or for taxes not yet due and payable. Pledgor shall keep the Collateral free from all liens and security interests, except those for taxes not yet due and payable and the security interest granted to Secured Party, its Affiliates, the Custodian, or Bailee. Pledgor shall defend the Collateral against all claims and demands of all Persons at any time claiming any interest therein adverse to Secured Party.
     (d) Secured Party’s Costs. Pledgor shall pay all costs to preserve, defend and enforce the security interest created by this Agreement, collect the Secured Obligations, and defend, enforce and collect the Collateral, including but not limited to taxes, assessments, reasonable attorney’s fees, legal expenses and expenses of sales. Whether the Collateral is or is not in Secured Party’s possession, and without any obligation to do so and without waiving Pledgor’s default for failure to make any such payment, Secured Party at its option may pay any such costs and expenses and discharge encumbrances on the Collateral, and such payments shall be a part of the Secured Obligations and, if not paid within the prescribed time period, bear interest at the default rate set forth in the Loan Agreement. Pledgor agrees to reimburse Secured Party on demand for any costs so incurred.
     (e) Financing Statements. No financing statement, register of mortgages, charges and other encumbrances or similar document covering the Collateral or any part thereof is or shall be maintained at
Margin Loan Agreement
Exhibit A

the registered office of Pledgor or on file in any public office (except in favor of Secured Party or its Affiliates). Pledgor will, at the request of Secured Party, join the Secured Party in executing and/or filing such documents required under the Laws of all jurisdictions necessary or appropriate in the judgment of Secured Party to obtain, maintain and perfect its security interest in, and lien on the Collateral.
     (f) Information and Inspection. Pledgor shall: (i) promptly furnish Secured Party any information with respect to the Collateral requested by Secured Party; (ii) allow Secured Party or its representatives to inspect and copy, or furnish Secured Party or its representatives with copies of, all records relating to the Collateral; and (iii) promptly furnish Secured Party or its representatives with any other information Secured Party may reasonably request with respect to the Collateral.
     (g) Notice of Changes. Pledgor’s jurisdiction of organization and organization identification number are set forth on the signature page hereto. Pledgor shall notify Secured Party immediately of (i) any change in such information, (ii) any change in Pledgor’s location (which, as set forth in Section 10(f) below, is accurate as of the date hereof), or (iii) a change in any matter warranted or represented by Pledgor in this Agreement.
     (h) Possession of Collateral. Pledgor shall deliver a copy of this Agreement (or other notice acceptable to Secured Party) to any broker, financial intermediary, or any other person in possession of any of the Collateral or on whose books the interest of Pledgor in the Collateral appears, and such delivery shall, with respect to Borrower, constitute notice to such person of Secured Party’s security interest in the Collateral and shall constitute Pledgor’s instruction to such person to note Secured Party’s security interest on their books and records, or deliver to Secured Party certificates or other evidence of the Collateral promptly upon Secured Party’s request. Pledgor shall deliver all investment securities and other instruments and documents which are a part of the Collateral and in Pledgor’s possession to Secured Party immediately, or if hereafter acquired, immediately following acquisition, in a form suitable for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank with signatures appropriately guaranteed in form and substance suitable to Secured Party.
     (i) Change of Name/Status. Pledgor shall not, without prior written notice to Secured Party, change its name, change its corporate status or jurisdiction of organization.
     (j) Voting Rights. Before the occurrence of an Event of Default, Pledgor is entitled to exercise all voting rights pertaining to any Collateral; provided, however, that no vote shall be cast or consent, waiver, or ratification given or action taken without the prior written consent of Secured Party which would (i) be inconsistent with or violate any provision of this Agreement or any other Facility Document, (ii) amend, modify, or waive any term, provision or condition of any charter document, or other agreement relating to, evidencing, providing for the issuance of, any Collateral, or (iii) materially change the rights of Pledgor with respect to any Collateral or adversely affect the validity, perfection or priority of Secured Party’s security interest. After the occurrence of an Event of Default, if Secured Party elects to exercise such right, the right to vote any Collateral shall be vested exclusively in Secured Party. To this end, Pledgor hereby irrevocably constitutes and appoints Secured Party the proxy and attorney-in-fact of Pledgor, with full power of substitution, to vote, and to act with respect to, any and all Collateral standing in the name of Pledgor or with respect to which Pledgor is entitled to vote and act, subject to the understanding that such proxy may not be exercised until after an Event of Default occurs. The proxy herein granted is coupled with an interest, is irrevocable, and shall continue until the Secured Obligations have been paid and performed in full.
     (k) Other Parties and Other Collateral. No renewal or extensions of or any other indulgence with respect to the Secured Obligations or any part thereof, no modification of the document(s) evidencing the Secured Obligations, no release of any security, no release of any Person (including any
Margin Loan Agreement
Exhibit A

maker, indorser, guarantor or surety) liable on the Secured Obligations, no delay in enforcement of payment, and no delay or omission or lack of diligence or care in exercising any right or power with respect to the Secured Obligations or any security therefor or guaranty thereof or under this Agreement shall in any manner impair or affect the rights of Secured Party under any Law, hereunder, or under any other agreement pertaining to the Collateral. Secured Party need not file suit or assert a claim for personal judgment against any Person for any part of the Secured Obligations or seek to realize upon any other security for the Secured Obligations, before foreclosing or otherwise realizing upon the Collateral.
     (l) Registration. Pledgor shall, immediately upon registering itself or any establishment under the United Kingdom Overseas Companies Regulations 2009, notify Secured Party of such registration in writing, and provide Secured Party with sufficient details to enable an accurate search against Pledgor and each such establishment to be undertaken by Secured Party on the register (as defined in the United Kingdom Companies Act 2006), such details to include the name and registered number under which each of Pledgor and each such establishment is registered.
     (m) Perfection. Pledgor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any security conferred or intended to be conferred on Secured Party by or pursuant to this Agreement in any relevant jurisdiction.
     (n) Waivers by Pledgor. Pledgor waives notice of the creation, advance, increase, existence, extension or renewal of, and of any indulgence with respect to, the Secured Obligations; waives notice of any change in financial condition of any Person liable for the Secured Obligations or any part thereof, notice of any Event of Default, and all other notices respecting the Secured Obligations; and agrees that maturity of the Secured Obligations and any part thereof may, in accordance with the Loan Agreement, any other Facility Document, be accelerated, extended or renewed one or more times by Secured Party or its Affiliates, as applicable, in its discretion, without notice to Pledgor. Pledgor waives any right to require that any action be brought against any other Person or to require that resort be had to any other security or to any balance of any deposit account. Pledgor further waives any right of subrogation or to enforce any right of action against any other pledgor until the Secured Obligations are paid in full.
6. Power of Attorney. Pledgor hereby irrevocably constitutes and appoints Secured Party and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the name of Pledgor or in its own name, to take after the occurrence of an Event of Default and from time to time thereafter, any and all action and to execute any and all documents and instruments which Secured Party at any time and from time to time deems necessary or desirable to accomplish the purposes of this Agreement, including, without limitation, selling or transferring any of the Collateral on behalf of Pledgor as agent or attorney in fact for Pledgor and applying the proceeds received therefrom in accordance with the Loan Agreement; however, nothing in this paragraph shall be construed to obligate Secured Party to take any action hereunder nor shall Secured Party be liable to Pledgor for failure to take any action hereunder. This appointment shall be deemed a power coupled with an interest, is irrevocable, and shall continue until the Secured Obligations have been indefeasibly paid and performed in full.
7. Rights and Powers of Secured Party. Secured Party, after the occurrence of an Event of Default, without liability to Pledgor, may: take control of proceeds, including stock received as dividends or by reason of stock splits; release the Collateral in its possession to Pledgor, temporarily or otherwise; require additional Collateral; reject as unsatisfactory any property hereafter offered by Pledgor as Collateral; take control of funds generated by the Collateral, such as cash dividends, interest and proceeds, and use same to reduce any part of the Secured Obligations and exercise all other rights which an owner of such Collateral may exercise; and at any time transfer any of the Collateral or evidence
Margin Loan Agreement
Exhibit A

thereof into its own name or that of its nominee. Secured Party shall not be liable for failure to collect any account or instruments, or for any act or omission on the part of Secured Party, its officers, agents or employees, except for any act or omission arising out of their own gross negligence or willful misconduct or fraud. The foregoing rights and powers of Secured Party will be in addition to, and not a limitation upon, any rights and powers of Secured Party given by law, elsewhere in this Agreement, or otherwise.
8. Default.
     (a) Event of Default. As used herein, “Event of Default” means any “Event of Default” under the Loan Agreement.
     (b) Rights and Remedies. After the occurrence of an Event of Default, then, in each and every such case, Secured Party may, without (i) presentment, demand, or protest, (ii) notice of default, dishonor, demand, non-payment, or protest, (iii) notice of intent to accelerate all or any part of the Secured Obligations, (iv) notice of acceleration of all or any part of the Secured Obligations, or (v) notice of any other kind, all of which Pledgor hereby expressly waives (except for any notice required under this Agreement, any other Facility Document, or which may not be waived under applicable law), at any time thereafter exercise and/or enforce any and all of the rights and remedies provided in any Facility Document, at law or in equity, including, without limitation, the following rights and remedies, at Secured Party’s option:
     (i) Acceleration. The Secured Obligations shall, at Secured Party’s option, become immediately due and payable.
     (ii) Liquidation of Collateral. Secured Party may sell, or instruct any agent or broker to sell, all or any part of the Collateral in a public or private sale, direct any agent or broker to liquidate all or any part of any account and deliver all proceeds thereof to Secured Party, and apply all proceeds to the payment of any or all of the Secured Obligations as set forth in the Loan Agreement.
     (iii) Uniform Commercial Code. Secured Party may exercise and/or enforce all of the rights, powers and remedies of a secured creditor under the Uniform Commercial Code (“UCC”) as the same may, from time to time, be in effect in the State of New York, provided, however, in any event that, by reason of mandatory provisions of Law, any or all of the attachment, perfection or priority (or terms of similar import in any applicable jurisdiction) of the Secured Party’s security interest in any Collateral is governed by the Uniform Commercial Code (or other similar Law) as in effect in a jurisdiction (whether within or outside the United States) other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code (or other similar Law) as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority (or terms of similar import in such jurisdiction) and for purposes of definitions related to such provisions, and any and all rights and remedies available to it as a result of this Agreement, any other Facility Document, including, without limitation, the right, to the maximum extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral (including, without limitation, the right to sell, transfer, pledge or redeem any and all of the Collateral, which right shall be exercised in a commercially reasonable manner) as if Secured Party was the sole and absolute owner thereof (and Pledgor agrees to take all such action as may be appropriate to give effect to such right).
     (iv) All other Rights. Secured Party may take all rights and remedies available under any applicable Law, including in the United States of America, BVI, or in equity.
Margin Loan Agreement
Exhibit A

Pledgor specifically understands and agrees that any sale by Secured Party of all or part of the Collateral pursuant to the terms of this Agreement may be effected by Secured Party at times and in manners which could result in the proceeds of such sale being significantly and materially less than what might have been received if such sale had occurred at different times or in different manners, and Pledgor hereby releases Secured Party and its officers and representatives from and against any and all obligations and liabilities arising out of or related to the timing or manner of any such sale. If, in the opinion of Secured Party, there is any question that a public sale or distribution of any Collateral will violate any state or federal securities law, including without limitation, the U.S. Securities Act of 1933, as amended, Secured Party may offer and sell such Collateral in a transaction exempt from registration under federal securities law, and/or limit purchasers to those who are not United States persons and/or who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof, and any such sale made in good faith by Secured Party shall be deemed “commercially reasonable.” Furthermore, Pledgor acknowledges that any such restricted or private sales may be at prices and on terms less favorable to Pledgor than those obtainable through a public sale without such restrictions, but agrees that such sales are commercially reasonable. Pledgor agrees that Secured Party has no obligation to sell the Collateral at the time or in the manner as requested by Pledgor. Pledgor further acknowledges that any specific disclaimer of any warranty of title or the like by Secured Party will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. In case of any sale of all or any part of the Collateral on credit or for future delivery, such Collateral so sold may be retained by Secured Party until the selling price is paid by the purchaser thereof, but Secured Party shall not incur any liability in case of the failure of such purchaser to take up and pay for such assets so sold and in case of any such failure, such Collateral may again be sold upon like notice. Secured Party, instead of exercising the power of sale herein conferred upon it, may proceed by a suit or suits at law or in equity to foreclose security interests created hereunder and sell such Collateral, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction. If any Secured Obligations remain unpaid after the application of the proceeds of the Collateral, Secured Party may continue to enforce its remedies under this Agreement, the other Facility Documents, at law or in equity, to collect the deficiency.
Secured Party’s duty of care with respect to the Collateral in its possession (as imposed by law) shall be deemed fulfilled if it exercises reasonable care in physically safekeeping such Collateral or, in the case of Collateral in the custody or possession of a bailee or other third Person, exercises reasonable care in the selection of the bailee or other third Person, and the Secured Party need not otherwise preserve, protect, insure or care for any Collateral. Secured Party shall not be obligated to preserve any rights Pledgor may have against prior parties or realize on the Collateral at all or in any particular manner or order, or to the extent that an Event of Default has occurred, apply any cash proceeds of Collateral in accordance with the Loan Agreement.
9. Control.
     (a) Control of the Account. This Agreement shall constitute notification to Custodian that all assets standing to the credit of the Collateral Account at any time and from time to time (including, without limitation, the proceeds thereof) have been pledged by Pledgor to Secured Party and Secured Party shall have exclusive dominion and control over the Collateral Account until all Secured Obligations have been paid in full to the satisfaction of Secured Party.
     (b) Control of the Certificates. Bailee (i) acknowledges that it has acquired possession of, and will hold, the stock certificates representing the SINA Shares and accompanying blank stock powers (such stock certificates and stock powers collectively, the “Certificates”) on behalf of Secured Party, (ii) agrees to act as collateral agent and bailee for Secured Party, and (iii) to the extent that the Certificates are in electronic or digital form, agrees to act in the capacity as a sub-custodian of Custodian and as collateral
Margin Loan Agreement
Exhibit A

agent and bailee for Secured Party. Bailee further agrees that on and after the date of this Agreement, it will (x) hold the Certificates exclusively for the control and benefit of Secured Party and, if the Certificates are in electronic or digital form, as sub-custodian of Custodian, and (y) comply solely with instructions with respect to the Certificates originated by Secured Party and given directly to Bailee, as bailee, collateral agent, or, if the Certificates are in electronic or digital form, sub-custodian without any further consent of Pledgor. Bailee will not credit the Certificates to any securities account held by Bailee for the benefit of Merrill Lynch International.
     (c) Exclusive Control. On and after the date of this Agreement, Custodian agrees that it will (i) cease complying with any instructions or other directions concerning the Collateral Account, any Collateral therein or the Certificates originated by Pledgor or Pledgor’s authorized representatives, unless such instructions or directions are confirmed by Secured Party by such means as may be agreed to by the parties prior to the execution of such instruction or other direction by Custodian, (ii) comply with “entitlement orders” (within the meaning of Section 8-102(a)(8) of the UCC) and any other instructions originated by Secured Party relating to the Collateral Account, the Collateral credited thereto, or the Certificates, without further consent of Pledgor, including, without limitation, any “security entitlements” (within the meaning of Section 8-102(a)(17) of the UCC) with respect thereto, instructions to transfer, sell or redeem any or all of the Collateral in, instructions to transfer any or all of the Collateral to any account or accounts designated by Secured Party, instructions to register title to any Collateral in any name specified by Secured Party, including the name of Secured Party or any of its nominees or agents, without reference to any interest of Pledgor, or otherwise deal with the Collateral as directed by Secured Party. Pledgor consents to all of the rights granted to, and obligations of, Custodian and Bailee under this Section 9.
     (d) Financial Assets. The parties hereto agree that each item of property (including, but not limited to, each item of “investment property” or any “financial asset” (each as defined in the UCC) and each security, instrument or cash, and each security entitlement in any of the foregoing) credited to the Collateral Account shall be treated by Custodian as a financial asset.
     (e) Bailee Representations and Warranties. To the extent the Certificates are in physical form, Bailee represents and warrants that (i) Bailee has acquired possession of the Certificates on behalf of Merrill Lynch International, as Secured Party, and is holding the Certificates on behalf of Secured Party; (ii) Bailee has not credited the Certificates to any securities account held by Bailee for the benefit of Merrill Lynch International, as Secured Party; and (iii) in acquiring possession of the Certificates on behalf of Merrill Lynch International, as Secured Party, Bailee is not, and is not acting as, a securities intermediary (as defined in New York UCC § 8-102(a)(14)) for Merrill Lynch International, as Secured Party.
     (f) Delegates of Custodian. Custodian may hold the Collateral, including Securities and other investment property, through its nominee, a sub-custodian (including Bailee), or in any other form and in any securities depository or clearing corporation by indicating that the Securities are subject to a security interest; provided, however, that all Collateral shall be identified on Custodian’s books and records as subject to Secured Party’s security interest and shall be in a form that permits transfer to Secured Party without additional authorization or consent of Pledgor. Custodian may rely and shall be protected in acting upon any notice, instruction, or other communication from Secured Party and Pledgor which it reasonably believes to be genuine and authorized.
     (g) Reporting of Account. It is agreed that, for all applicable tax reporting and accounting purposes, all dividends, interests, distributions, gains and other profits with respect to the Collateral shall be reported in the name of Pledgor.
Margin Loan Agreement
Exhibit A

     (h) Nature of Account. Custodian warrants and covenants that (i) the Collateral Account constitutes a “Securities Account” within the meaning of Article 8 of the UCC, (ii) the Collateral Account has been established and is maintained with Custodian on its books and records and is maintained and will continue to be maintained as a segregated account, (iii) Custodian is a “Securities Intermediary” within the meaning of Section 8-102 of the UCC, and (iv) all property delivered to Custodian for deposit into the Collateral Account will be promptly credited to such account.
10. General.
     (a) Parties Bound. Secured Party’s rights hereunder shall inure to the benefit of its successors and assigns, and in the event of any assignment or transfer of any of the Secured Obligations or the Collateral in accordance with the Loan Agreement, Secured Party thereafter shall be fully discharged from any responsibility with respect to the Collateral so assigned or transferred, but Secured Party shall retain all rights and powers hereby given with respect to any of the Secured Obligations or the Collateral not so assigned or transferred. All representations, warranties and agreements of Pledgor shall be binding upon the personal representatives, heirs, successors and assigns of Pledgor.
     (b) Waiver. No delay of Secured Party in exercising any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right. No waiver by Secured Party of any right hereunder or of any default by Pledgor shall be binding upon Secured Party unless in writing, and no failure by Secured Party to exercise any power or right hereunder or waiver of any default by Pledgor shall operate as a waiver of any other or further exercise of such right or power or of any further default. Each right, power and remedy of Secured Party as provided for herein related to the Secured Obligations, or which shall now or hereafter exist at law or in equity or by statute or otherwise, shall be cumulative and concurrent and shall be in addition to every other such right, power or remedy. The exercise or beginning of the exercise by Secured Party of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by Secured Party of any or all other such rights, powers or remedies.
     (c) Continuing Agreement; Termination. This Agreement shall constitute a continuing agreement and shall continue in effect until the Loan Agreement has terminated pursuant to its terms and the Obligations (other than contingent indemnification obligations that are unmatured) have been indefeasibly paid in full, provided that this Agreement shall remain in effect until all Secured Obligations have been indefeasibly paid in full if an Event of Default has occurred prior to the indefeasible payment in full of all the Obligations (other than contingent indemnification obligations that are unmatured).
     (d) Definitions. Unless the context indicates otherwise, definitions in the UCC apply to words and phrases in this Agreement; if UCC definitions conflict, Article 8 and/or 9 definitions apply.
     (e) Rehypothecation. Prior to the occurrence of an Event of Default, Secured Party and Custodian agree not to rehypothecate, pledge, sell, assign, invest, lend, use, commingle or otherwise dispose of, or otherwise use in its business, the SINA Shares or any other Securities standing to the credit of the Collateral Account during the term of this Agreement; provided that the foregoing shall not restrict (i) where or by whom the Certificates, the SINA Shares, or such other Securities may be held for purposes of perfecting the Liens granted under the Pledge Agreement, or (ii) Secured Party’s right to assign the Secured Obligations, the SINA Shares and such other Securities in accordance with clause (k) below.
     (f) Notice. Each notice and other communications shall be given to each party at the address of such party set forth below and in accordance with Section 7.02 of the Loan Agreement:
Margin Loan Agreement
Exhibit A

If to Pledgor:

20/F Beijing Ideal International Plaza No. 58 Northwest 4th Ring Road Haidian District, Beijing, 100080 People’s Republic of China

Fax: (8610)-82607167 Attention: Chief Executive Officer

With a copy to:

Shearman & Sterling LLP 12th Floor East Tower, Twin Towers B-12 Jianguomenwai Dajie Beijing, 100022 People’s Republic of China

Attention: Lee Edwards Fax: (8610) 6563-6000

If to Secured Party:

Merrill Lynch International Merrill Lynch Financial Centre 2 King William Street London, EC1A 1HQ

With a copy to:

Jennifer Russell Bank of America Merrill Lynch Office of General Counsel One Bryant Park, 18th Floor New York, NY 10036

If to Custodian:

Merrill Lynch International Merrill Lynch Financial Centre 2 King William Street London, EC1A 1HQ

If to Bailee:

Merrill Lynch, Pierce, Fenner & Smith Incorporated
222 Broadway, 6th Floor
New York, NY 10038
Telephone: (212) 670 1960
Fax: (212) 670 2001
Email: pmorelli@exchange.ml.com
Attention: Paul Morelli, Client Services
Margin Loan Agreement
Exhibit A

     (g) Trust. Custodian agrees and acknowledges that it shall hold all SINA Shares and other Securities (which shall expressly exclude any Cash) standing to the credit of the Collateral Account at any time and from time to time (including, without limitation, the proceeds thereof that consist of Securities) upon trust for Pledgor subject to the rights conferred upon Secured Party by this Agreement and by law.
     (h) Modifications. No provision hereof shall be modified or limited except by a written agreement expressly referring hereto and to the provisions so modified or limited and signed by Pledgor, Secured Party and Custodian (and Bailee if applicable). The provisions of this Agreement shall not be modified or limited by course of conduct or usage of trade.
     (i) Severability. In case any provision in this Agreement shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Agreement, as the case may be, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     (j) Applicable Law. This Agreement is a “Facility Document” entered into in connection with the Loan Agreement and shall be governed by, construed and interpreted in accordance with the governing law set forth in Section 7.07(a) of the Loan Agreement and further subject to the related provisions of Sections 7.07(b)-(e) of the Loan Agreement.
     (k) Assignments. Secured Party may assign all or a portion of its respective rights and obligations under this Agreement in accordance with Section 7.06 of the Loan Agreement. Pledgor may not assign any of its rights and obligations under this Agreement to any Person without the prior written consent of Secured Party.
     (l) Financing Statement. Pledgor hereby irrevocably authorizes Secured Party (or its designee) at any time and from time to time to file in any jurisdiction any financing or continuation statement and amendment thereto or any registration of charge, mortgage or otherwise, containing any information required under the UCC or the Law of any other applicable jurisdiction (in each case, without the signature of Pledgor to the extent permitted by applicable law), necessary or appropriate in the judgment of Secured Party to perfect or evidence its security interest in and lien on the Collateral. Pledgor agrees to provide to the Secured Party (or its designees) any and all information required under the UCC or the law of any other applicable jurisdiction for the effective filing of a financing statement and/or any amendment thereto or any registration of charge, mortgage or otherwise.
     (m) Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.
     (n) Conflicts. To the extent there is, prior to the termination of this Agreement and the Loan Agreement (the “Controlling Documents”), a conflict or inconsistency between the terms and conditions of such Controlling Documents and the applicable terms and conditions of any Customer Agreement, including, without limitation, (i) that certain Agreement relating to the provision of clearing, settlement and custody services executed as of even date herewith, by and between Lender and Borrower (the “MLI Customer Agreement”) and (ii) that certain Customer Account Agreement executed as of even date herewith, by and between Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Pierce”) and
Margin Loan Agreement
Exhibit A

Borrower (the “Pierce Customer Agreement”), the terms and conditions of the Controlling Documents shall control with respect to the SINA Shares and the transactions with respect thereto contemplated by the Controlling Documents (collectively, the “Subject Transaction”). For the avoidance of doubt, and without limiting the generality of the above, (i) Section 1.1 of the Pierce Customer Agreement is applicable only to trading activity and settlement and clearance matters with respect thereto and shall not, with respect to the Subject Transaction, provide Lender or Pierce with any right to demand any additional collateral or payments other than as may be required, and in accordance with the terms and conditions of, the Controlling Documents, and (ii) Sections 2, 3.2, 4.1, 4.2 and 8.3 of the Pierce Customer Agreement shall be deemed to conflict with the provisions of the Controlling Documents and shall not be applied with respect to the Subject Transaction. Additionally, Sections 6.1.6, 6.1.9, 9.1.1, 9.1.9, 9.1.11, 9.1.12, 9.3, 10.2, 10.3, 11.1, 17.1, and 20 of the Pierce Customer Agreement and any additional remedies, with respect to the Subject Transaction, that are not expressly provided for in the Controlling Documents or otherwise available under applicable Law are hereby expressly made inapplicable to the Subject Transaction and shall be of no force and effect with respect to the Subject Transaction.
11. NOTICE OF FINAL AGREEMENT. THIS AGREEMENT AND THE OTHER FACILITY DOCUMENTS CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY AND ALL PREVIOUS AGREEMENTS AND UNDERSTANDINGS, ORAL OR WRITTEN, BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF.
[Signature Page Follows]
Margin Loan Agreement
Exhibit A

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives as of the date first above written.
PLEDGOR:

NEW-WAVE INVESTMENT HOLDING COMPANY LIMITED
By:
Name:
Title:

Organizational ID: ________________________________
Jurisdiction of Organization: ________________________

SECURED PARTY: MERRILL LYNCH INTERNATIONAL
By:
Name:
Title:

CUSTODIAN: MERRILL LYNCH INTERNATIONAL
By:
Name:
Title:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
By:
Name:
Title:

Margin Loan Agreement
Exhibit A

EXHIBIT B
FORM OF CONSENT LETTER
[SINA CORPORATION LETTERHEAD]
CONSENT LETTER
[•], 2009
New-Wave Investment Holding Company Limited
20/F Beijing Ideal International Plaza
No. 58 Northwest 4th Ring Road
Haidian District, Beijing, 100080
People’s Republic of China
Dear Sirs:
     Reference is made to the Share Subscription Agreement, dated as of September 22, 2009 (the “Agreement”), between SINA Corporation, a Cayman Islands corporation (the “Company”), and New-Wave Investment Holding Company Limited, a British Virgin Islands corporation (the “Purchaser”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement
     It is the intent of the Purchaser to borrow certain funds (such borrowing, the “Loan”) pursuant to a margin loan agreement (the “Margin Loan Agreement”) to be entered into, prior to the Closing Date, by the Purchaser and a lender (together with its successors and assigns, the “Lender”) to fund the purchase of certain of the Subscription Shares to be acquired by the Purchaser pursuant to the Agreement. The Purchaser anticipates pledging the Subscription Shares as security for the Loan pursuant to the terms of the Margin Loan Agreement. In connection therewith, the Company agrees to use commercially reasonable efforts to (i) file with the United States Securities and Exchange Commission, and cause to be declared effective within thirty (30) Business Days after the Closing Date, a registration statement on Form F-3 or a comparable form under the United States Securities Act of 1933, as amended (to the extent the Company is legally entitled to use Form F-3 or such comparable form), covering all of the Subscription Shares (the “Registration Statement”) and (ii) keep the Registration Statement effective for a period of one year commencing with the initial effectiveness thereof.
     Notwithstanding Section 5.02 of the Agreement or any other provision thereof, or any provision of the Registration Rights Agreement, the Company hereby consents to the pledge of the Subscription Shares in connection with the Margin Loan Agreement, and hereby expressly permits the sale by the Purchaser or the Lender, upon the occurrence of an Event of Default (as defined in the Margin Loan Agreement), of the number of Subscription Shares necessary to realize proceeds equal to 110% of the amount of all indebtedness and other obligations owing to the Lender by the Purchaser under or in connection with the Margin Loan Agreement. The Company further agrees that the contents of the Registration Statement shall expressly cover such sales by the Purchaser or the Lender.
     The agreements of the Company set forth herein are intended as an inducement to the Lender to enter into the Margin Loan Agreement and extend credit to the Purchaser thereunder Lender is, accordingly, an intended third party beneficiary of such agreements and shall have the same rights as if it was party hereto. This letter and the rights and obligations hereunder may not be amended, modified or waived without the written consent of the Company, the Purchaser, and the Lender.
Margin Loan Agreement
Exhibit B

     The consent granted hereunder shall not operate to, or be construed to, modify, amend, waive, impair or release any of the rights, obligations or privileges of any party to the Agreement other than as expressly set forth herein. This consent letter shall be governed by and construed in accordance with the laws of the State of New York. The courts of New York are to have non-exclusive jurisdiction to settle any dispute which may arise out of or in connection with this consent letter.

SINA CORPORATION
By:
Name:
Title:

Agreed and acknowledged by:

NEW-WAVE INVESTMENT HOLDING COMPANY LIMITED
By:
Name:
Title:

Margin Loan Agreement
Exhibit B

EXHIBIT C
FORM OF COMFORT LETTER
[SINA CORPORATION LETTERHEAD]
COMFORT LETTER
November [__], 2009
Merrill Lynch International
Merrill Lynch Financial Centre
2 King William Street
London, EC1A 1HQ
Dear Sirs:
     Reference is made herein to (i) that certain Margin Loan Agreement, dated as of November [___], 2009, by and between New-Wave Investment Holding Company Limited, a British Virgin Islands corporation (the “Purchaser”) and Merrill Lynch International (together with its successors and assigns, the “Lender”) (the “Margin Loan Agreement”), (ii) that certain Share Subscription Agreement, dated September 22, 2009, by and between SINA Corporation, a Cayman Islands corporation (the “Company”) and the Purchaser (the “Subscription Agreement”), and (iii) the Subscription Shares (as defined in the Subscription Agreement) which are to be pledged by the Purchaser to the Lender in connection with the Margin Loan Agreement.
     As an inducement to the Lender to enter into the Margin Loan Agreement and extend credit to the Purchaser thereunder, the Company agrees with the Lender that, if the Lender forecloses, pursuant to Article 9 of the Uniform Commercial Code, on any of the Subscription Shares as a result of a breach or default by the Purchaser, the Company shall, subject to applicable law, cooperate with the Lender to promptly effect the foreclosure on such Subscription Shares in accordance with applicable law, whether in the name of the Purchaser, the Lender or a nominee of the Lender, including, without limitation, (i) to execute and deliver to the Lender, within three (3) business days after request from the Lender and submission of reasonably required documentation by or on behalf of the Lender to the Company, any and all opinions, instructions, consents, and approvals as may be required to authorize the Company’s transfer agent(s) to register the transfer of such Subscription Shares in connection with any such foreclosure on such Subscription Shares, (ii) to remove any legends thereon, and (iii) to provide the Lender or any broker or other agent of the Lender promptly after request from the Lender any information reasonably requested by the Lender or such broker or other agent with respect to any proposed foreclosure on such Subscription Shares. Without limiting the foregoing, the Company agrees that the Company shall not seek to impede the Lender’s right to exercise its rights and remedies as set forth above due to policies or procedures that the Company may now or later have in place that would prevent or delay any sale of the Subscription Shares by Purchaser; provided that, the Lender’s exercise of its rights and remedies is made in accordance with applicable law. The Company further agrees with the Lender that, upon the request of the Lender, subject to applicable law, the Company shall promptly issue, or cause its counsel to issue, any necessary opinions to enable the transfer agent to remove any legends on the stock certificates representing any and all of the Subscription Shares upon the expiration of any required holding periods or other restrictions on
Margin Loan Agreement
Exhibit C

transferability of such Subscription Shares to the extent that the Company or its counsel determines that such removal will not violate applicable law or any agreement by which the Company is bound.
     This comfort letter shall be governed by and construed in accordance with the laws of the State of New York. The courts of New York are to have non-exclusive jurisdiction to settle any dispute which may arise out of or in connection with this comfort letter.

SINA CORPORATION
By:
Name:
Title:

Margin Loan Agreement
Exhibit C

EXHIBIT D
FORM OF COMPLIANCE CERTIFICATE
Compliance Certificate
[Merrill Lynch International

Attn:                     , Client Services]
[Date]
Ladies and Gentlemen:
     Pursuant to Section 3.01(c) and Section 5.01(b)(iii) of the Margin Loan Agreement dated November 25, 2009 (as from time to time amended, the “Loan Agreement,” the terms defined therein being used herein as therein defined), between the undersigned and Merrill Lynch International, as Lender, we hereby certify the following information:

1. Value of the Eligible Collateral:	$

2. Total Accrued Loan Amount:	$

3. Current LTV Ratio (the quotient of #2 over #1)

     All representations and warranties contained in Article IV of the Loan Agreement are true and correct in all material respects on and as of the date hereof as if made on the date hereof, except to the extent such representations and warranties relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.
Very truly yours,

NEW-WAVE INVESTMENT HOLDING COMPANY LIMITED
By:
Name:
Title:

Margin Loan Agreement
Exhibit D

EXHIBIT E
FORM OF PROMISSORY NOTE
Promissory Note

U.S. $	Dated:
     FOR VALUE RECEIVED, the undersigned, NEW-WAVE INVESTMENT HOLDING COMPANY LIMITED, a corporation formed under the laws of the British Virgin Islands (“Borrower”), HEREBY PROMISES TO PAY to the order of MERRILL LYNCH INTERNATIONAL (the “Lender”) the principal sum of $                     United States Dollars (or such lesser amount as shall equal the unpaid principal amount of the Advance (as defined below) made by Lender to Borrower under the Margin Loan Agreement (as defined below)), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Margin Loan Agreement. Amounts repaid or prepaid under this Promissory Note may not be reborrowed.
     Borrower promises to pay interest on the unpaid principal amount of the Advance to Lender from the date of the Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Margin Loan Agreement.
     Both principal and interest are payable in lawful money of the United States of America to Lender, in immediately available funds.
     This Promissory Note is entitled to the benefits of the Margin Loan Agreement, dated as of November ___, 2009 (as amended, supplemented or otherwise modified from time to time, the “Margin Loan Agreement”), between Borrower and Lender. The Margin Loan Agreement, among other things, (i) provides for the making of an advance (the “Advance”) by Lender to Borrower in an amount not to exceed at any time outstanding the U.S. Dollar amount first above mentioned, the indebtedness of Borrower resulting from such Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.
     Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.
     This Promissory Note shall be governed by, and construed in accordance with, the law of the State of New York.
Attest:

NEW-WAVE INVESTMENT HOLDING COMPANY LIMITED, as Borrower
By:
Name:
Title:

Margin Loan Agreement
Exhibit E

EXHIBIT F
FORM OF WITHDRAWAL CERTIFICATE
Withdrawal Certificate
[Merrill Lynch International

Attn:                     , Client Services]
[Date]
Ladies and Gentlemen:
     Pursuant to Section 2.08(d) of the Margin Loan Agreement dated November ___, 2009 (as from time to time amended, the “Loan Agreement,” the terms defined therein being used herein as therein defined), between the undersigned and Merrill Lynch International, as Lender, we hereby request a withdrawal of certain Collateral (the “Proposed Withdrawal”) and in that regard set forth below the information relating to such withdrawal as required by Section 2.08(d) of the Margin Loan Agreement.
     1. The Exchange Business Day of the Proposed Withdrawal is                             ,              .
     2. The Collateral to be withdrawn is                     .
     3. The Collateral proposed to be withdrawn should be transferred to                     .
     The undersigned hereby certifies that the following is true on the date hereof, and will be true on the Exchange Business Day of the Proposed Withdrawal, and after giving effect to the Proposed Withdrawal:
(A)	All representation and warranties in the Facility Documents are true and correct in all material respects, except to the extent such representations and warranties relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date;

(B)	no Default or Event of Default has occurred or would occur after giving effect to the Proposed Withdrawal; and

(C)	immediately after giving effect to the Proposed Withdrawal, the LTV Ratio is less than or equal to the Initial Maximum LTV Ratio as indicated below:

1. Value of the Eligible Collateral (after giving effect to the Proposed Withdrawal):	$

2. Total Accrued Loan Amount:	$

3. LTV Ratio (the quotient of #2 over #1)

Margin Loan Agreement
Exhibit F

Very truly yours,

NEW-WAVE INVESTMENT HOLDING COMPANY LIMITED
By:
Name:
Title:

Margin Loan Agreement
Exhibit F